                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                           FEDERAL SIGNAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                           FEDERAL SIGNAL CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii),  14a-6(i)(1), or 14a-6(j)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee  computed on table below per  Exchange  Act Rules  14a-6(i)(4)  and
0-11.

     (1) Title of each class of securities to which transaction applies:
                                  Common Stock
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
              45,373,181 shares eligible to vote on election of
                      directors and Stock Benefit Plan.
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                Not applicable.
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
                                Not applicable.
--------------------------------------------------------------------------------

     (5) Total fee paid:
                                    $125.00
--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.
                                Not applicable.
--------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
                                Not applicable.
--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:
                                Not applicable.
--------------------------------------------------------------------------------

     (3) Filing party:
                                Not applicable.
--------------------------------------------------------------------------------

     (4) Date filed:
                                Not applicable.
--------------------------------------------------------------------------------

                              FEDERAL SIGNAL LOGO
                             1415 West 22nd Street
                           Oak Brook, Illinois 60521

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 17, 1996

To the Stockholders of
  Federal Signal Corporation

     The Annual Meeting of Shareholders of Federal Signal Corporation ("Federal") for the year 1996 will be held at the Chicago Marriott Hotel-Oak Brook, 1401 West 22nd Street, Oak Brook, Illinois, on Wednesday, April 17, 1996, at 11:00 a.m., local time, for the following purposes:

          1. To elect two directors of Federal;

          2. To consider and act on a proposal to approve the Federal Signal Corporation Stock Benefit Plan as more fully described in the accompanying proxy statement; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business, February 20, 1996, as the record date for determining the holders of Common Stock of Federal entitled to notice of and to vote at the meeting or any adjournment thereof.

     A copy of Federal's Financial Statements and its Annual Report for the year ended December 31, 1995 and a Proxy Statement accompany this notice.

IMPORTANT! TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

NO POSTAGE IS REQUIRED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                          By order of the Board of Directors

                                          KIM A. WEHRENBERG
                                          Secretary

March 8, 1996

                              FEDERAL SIGNAL LOGO
                             1415 West 22nd Street
                           Oak Brook, Illinois 60521

                                  MAILING DATE
                                  ON OR ABOUT
                                 MARCH 8, 1996

                               ------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 17, 1996

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Federal Signal Corporation ("Federal") for use at the Annual Meeting of Shareholders to be held on Wednesday, April 17, 1996, and any adjournment thereof. Costs of solicitation will be borne by Federal. Following the original solicitation of proxies by mail, certain officers and regular employees of Federal may solicit proxies by correspondence, telephone, telegraph, or in person, but without extra compensation. Federal will reimburse brokers and other nominee holders for their reasonable expenses incurred in forwarding the proxy materials to the beneficial owners.

     Each proxy solicited herewith will be voted as to each matter as the stockholder directs thereon, but in the absence of such directions it will be voted for the nominees specified herein. Any proxy solicited herewith may be revoked by the stockholder at any time prior to the voting thereof, but a revocation will not be effective until satisfactory evidence thereof has been received by the Secretary of Federal.

                               VOTING SECURITIES

     The holders of record of the Common Stock of Federal at the close of business on February 20, 1996, will be entitled to vote at the meeting. At such record date, there were outstanding 45,373,181 shares of Common Stock. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted to determine if a quorum is present. Abstentions are counted as votes cast, whereas broker non-votes are not counted as votes cast for determining whether a proposition has been approved. Each stockholder of record will be entitled to one vote for each share of Common Stock standing in the name of the holder on the books of Federal on the record date.

                         SECURITY OWNERSHIP OF CERTAIN
                               BENEFICIAL OWNERS

     The following table sets forth information as of December 31, 1995 (unless otherwise noted) with respect to (i) any person who is known to Federal to be the beneficial owner of more than 5% of Federal's Common Stock, which is Federal's only class of outstanding voting securities, and (ii) each director, and all directors and officers as a group:

                                                                        AMOUNT AND
                                                                        NATURE OF
                                                                        BENEFICIAL      PERCENT OF
                                NAME                                    OWNERSHIP         CLASS
---------------------------------------------------------------------   ----------      ----------
Beneficial Owner of More than 5% of Federal's Common Stock:..........        None
Each Director and Five Executive Officers and Executive Officers
  and Directors as a Group:(1)
     J. Patrick Lannan, Jr., Director................................     263,166 (2)       .58%
     James A. Lovell, Jr., Director..................................      28,679 (3)       .06%
     Thomas N. McGowen, Jr., Director................................      34,666           .08%
     Walter R. Peirson, Director.....................................      27,133 (3)       .06%
     Joseph J. Ross, Director and Executive Officer..................     764,535 (3)      1.68%
     Richard R. Thomas, Director.....................................     149,191 (3)       .33%
     Henry L. Dykema, Executive Officer..............................      10,416 (3)       .02%
     Kim A. Wehrenberg, Executive Officer............................     183,823 (3)       .41%
     Richard L. Ritz, Executive Officer..............................      52,638 (3)       .12%
     Robert W. Racic, Executive Officer..............................      42,080 (3)       .09%
     All Directors and Executive Officers as a group (11 persons)....   1,585,787          3.49%

---------------
(1) The information contained in this table is based upon information furnished to Federal by the individuals named above. Except as set forth in the following footnotes, each director claims sole voting and investment power with respect to these shares.

(2) This figure includes 18,240 shares owned by Mr. Lannan's wife. Mr. Lannan disclaims beneficial ownership with respect to these shares. It also includes 18,848 shares for which he shares voting and investment power.

(3) These figures include options shares exercisable within 60 days as follows:
    Mr. Lovell, 14,025; Mr. Peirson, 5,368; Mr. Ross, 585,381; Mr. Thomas, 4,000; Mr. Dykema, 0; Mr. Wehrenberg, 98,399; Mr. Ritz, 30,472; and Mr. Racic, 10,266. These figures also include stock award shares pursuant to Federal's Stock Benefit Plan which are subject to certain restrictions under the plan as follows: Mr. Lovell, 0; Mr. Peirson, 0; Mr. Ross, 13,376; Mr. Thomas, 0; Mr. Dykema, 10,000; Mr. Wehrenberg, 5,568; Mr. Ritz, 3,344 and Mr. Racic, 1,627.

                             ELECTION OF DIRECTORS

     Federal's Board of Directors consists of six directors divided into three classes with one class term expiring each year. Mr. J. Patrick Lannan, Jr. and James A. Lovell, Jr. are nominated as a Class III directors for election at this Annual Meeting for a term to expire at the 1999 Annual Meeting or until their successors are elected and qualified.

     The accompanying proxy card permits a stockholder to direct whether his or her shares are to be voted for, or withheld from the vote for the nominees. Each proxy will be voted as the stockholder directs thereon; however, if no such direction is given, it is the present intention of the persons named in the proxy card to vote such proxies for the election of the above-named nominees as directors. If on account of death or unforeseen contingencies the nominees shall not be available for election, the persons named in the proxy will vote the proxies for such other persons as the Nominating Committee may nominate as directors so as to provide a full board. The nominees receiving the highest number of votes cast will be elected as directors.

     Information   regarding   the  nominees  for  election  and  the  directors
continuing in office is set forth below:

                                      YEAR FIRST    YEAR PRESENT            PRINCIPAL OCCUPATION
                                        BECAME          TERM                  OR EMPLOYMENT FOR
            NAME               AGE     DIRECTOR       EXPIRES                LAST FIVE YEARS(1)
----------------------------   ---    ----------    ------------    -------------------------------------
Nominees:
J. Patrick Lannan, Jr. .....   57        1978           1996        Mr. Lannan is President and a
                                                                         director of the Lannan Foundation for
                                                                    the support of the visual arts,
                                                                    literature and rural native American
                                                                    communities.

James A. Lovell, Jr. .......   67        1984           1996        Mr. Lovell is President of Lovell
                                                                    Communications (a consulting
                                                                    company). He retired in 1990 as
                                                                    Executive Vice President, Corporate
                                                                    Staff and as a director of Centel
                                                                    Corporation (a telecommunications
                                                                    company).
Continuing Directors:
Thomas N. McGowen, Jr. .....   70        1974           1998        Mr. McGowen is an attorney. He is
                                                                    also a director of Energy West
                                                                    Corporation and Ribi Immunochem
                                                                    Research, Inc.

Richard R. Thomas...........   62        1994           1998        Mr. Thomas retired in 1994 as
                                                                    President of the Tool Group of
                                                                    Federal Signal Corporation.

Joseph J. Ross..............   50        1986           1997        Mr. Ross is Chairman, President and
                                                                    Chief Executive Officer of Federal.
                                                                    He has served as President and Chief
                                                                    Executive Officer since December,
                                                                    1987 and also became Chairman in
                                                                    February, 1990 and is a director of
                                                                    Varlen Corporation.

Walter R. Peirson...........   69        1987           1997        Mr. Peirson retired in 1989 as
                                                                    Executive Vice President and as a
                                                                    director of Amoco Corporation (a
                                                                    petroleum company) and he serves as a
                                                                    director of Consolidated Natural Gas
                                                                    Company.

---------------
(1) The information contained in this table is based upon information furnished to Federal by the individuals named above.

                       BOARD OF DIRECTORS AND COMMITTEES

     Pursuant  to  its  by-laws,   Federal  has   established   standing  audit,
nominating, compensation/stock option, pension and executive committees.

     The Audit Committee reviews and recommends to the Board of Directors internal accounting and financial controls, auditing practices and procedures and accounting principles to be employed in the preparation of Federal's financial statements and the review of financial statements by independent public accountants. The Audit Committee also makes recommendations concerning the engagement of independent public accountants to audit the annual financial statements and the scope of the audit to be undertaken by such accountants. In addition, the Audit Committee considers the performance of non-audit services by such accountants, including the effect which the performance of such non-audit services may have upon the independence of the accountants. The by-laws prohibit a director who is also an employee of Federal from serving on the Audit
Committee. The members of the Audit Committee are James A. Lovell, Jr., Chairman, J. Patrick Lannan, Jr. and Walter R. Peirson.

     The Nominating Committee evaluates and recommends to the Board of Directors candidates for election or re-election as directors. No determination has been made regarding the consideration of or procedure for the recommendation of nominees by stockholders. The members of the Nominating Committee are Joseph J. Ross, Chairman, and Thomas N. McGowen, Jr.

     The Compensation/Stock Option Committee reviews and recommends to the Board of Directors policies, practices and procedures relating to compensation of managerial employees and the establishment and administration of employee benefit plans. The members of the Compensation/Stock Option Committee are Walter
R. Peirson, Chairman, James A. Lovell, Jr. and Thomas N. McGowen, Jr.

     The Pension Committee reviews and recommends to the Board of Directors policies, practices and procedures relating to Federal's various pension, savings and similar retirement plans and programs and to the investment of the funds associated with these plans. The members of the Pension Committee are J. Patrick Lannan, Jr., Chairman, and Joseph J. Ross.

     During 1995, the Board of Directors held a total of five meetings and the Executive Committee of the Board, which generally exercises the power and authority of the Board in the intervals between full board meetings, held one meeting. The members of the Executive Committee are Thomas N. McGowen, Jr., Chairman, Joseph J. Ross and James A. Lovell, Jr. During 1995, the Compensation/Stock Option Committee held four meetings; the Nominating Committee held two meetings; the Audit Committee held three meetings; and the Pension Committee met once. No director attended less than 75% of the meetings of the Board and of each committee of which he was a member.

     As compensation for services to Federal, each director who is not also an officer of Federal receives director's fees at a current annual rate of $20,000. In addition, each such director receives additional fees for serving on committees of the Board as follows: Executive Committee chairman--$5,000, other members--$2,500; Audit or Compensation/Stock Option Committee chairman--$3,500, other members--$2,500; Pension Committee chairman--$3,500; and Nominating Committee members--$2,500. Directors are also reimbursed for their expenses relating to attendance at meetings. Mr. Thomas also received $17,000 for consulting for the Tool Group in 1995. Directors may receive options in lieu of director's fees, as described in the stock option section of this proxy statement. Directors who retire as a director of Federal after attaining age 68 and meeting years of service requirements are eligible for a director retirement benefit. The maximum benefit is $15,000 per year for ten years if the director retires after age 70.

                             EXECUTIVE COMPENSATION

     The following is the Summary Compensation Table for the Chief Executive Officer and four other top executive officers of Federal for compensation earned during the 1995 fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION
                                                                          AWARDS
                                                                  ----------------------
                                      ANNUAL COMPENSATION         RESTRICTED      NUMBER
            NAME AND              ----------------------------      STOCK           OF        ALL OTHER
       PRINCIPAL POSITION         YEAR     SALARY      BONUS      AWARDS(1)       OPTIONS  COMPENSATION(3)
--------------------------------  ----    --------    --------    ----------      ------   ---------------
Joseph J. Ross..................  1995    $348,000    $334,080     $       0           0       $68,208
 Chairman, President and Chief    1994     325,000     338,000       159,375      30,000        72,104
 Executive Officer                1993     325,000     312,000       165,375      53,333        52,662

Henry L. Dykema.................  1995     182,500      95,813       258,750(2)   20,000         3,670
 Vice President and               1994           0           0             0           0             0
 Chief Financial Officer          1993           0           0             0           0             0

Kim A. Wehrenberg...............  1995     152,000     109,440             0           0        14,646
 Vice President, General          1994     145,000     113,100        75,000       7,000        13,743
 Counsel and Secretary            1993     140,000     100,800        61,425       6,667        10,469

Richard L. Ritz.................  1995     101,000      61,358             0           0        12,098
 Vice President, Controller       1994      96,000      62,275        46,875       4,000        10,365
                                  1993      90,000      54,000        35,438      13,333        12,672

Robert W. Racic.................  1995      99,000      57,544             0           0         4,500
 Vice President, Treasurer        1994      96,000      61,452        20,625       1,000         3,146
                                  1993      92,500      55,876        18,900       1,333         5,758

---------------
(1) Stock awards generally vest 25% on each anniversary date after date of grant. The number and aggregate value of unvested stock awards as of December 31, 1995 were: for Mr. Ross 13,376 shares ($346,104), for Mr. Dykema 10,000 shares ($258,750), for Mr. Wehrenberg 5,568 shares ($144,072), for Mr. Ritz 3,344 shares ($86,526) and for Mr. Racic 1,627 shares ($42,099). Dividends are paid at the regular rate to these people on the unvested shares.

(2) Stock awards vest 25% on each anniversary date between the third and seventh year after date of grant.

(3) This compensation consists of the Company matching contribution under Federal's 401(k) savings plan in which most employees participate and supplemental savings and retirement plans and auto allowance which break out as follows, respectively, Mr. Ross $4,500, $16,577, $47,131, $0; Mr. Dykema $2,053, $1,617, $0, $0; Mr. Wehrenberg $4,500, $4,146, $0, $6,000;
     Mr. Ritz $4,500, $398, $0, $7,200; Mr. Racic $4,500, $0, $0, $0. Of these officers who put part of their bonus into the Company's supplemental savings plan, Mr. Wehrenberg invested $109,440, Mr. Ross invested $16,577 and Mr. Dykema invested $95,813 of their bonuses in Federal Signal stock.

                             EMPLOYMENT AGREEMENTS

     Federal has an employment agreement with Joseph J. Ross. The agreement continues until the December 31 following the employee's 65th birthday subject to earlier termination by either Federal or the employee. As of January 1, 1996, termination salary under this agreement was $375,000 for Mr Ross and the annual salary of Mr. Ross, which is approved by the Compensation Committee, is not set by this employment agreement. In the discretion of the Board of Directors, annual compensation may be increased during the term of the agreement. If terminated by Federal under circumstances not involving cause, Federal would be obligated to pay in monthly installments an amount equal to the then applicable salary for one year (or, if less, the amount of minimum salary payable through the December 31 following such employee's 65th birthday). In the event of death prior to termination of employment, the employee's estate is entitled to receive in monthly installments an amount equal to one year's minimum compensation. Mr. Ross and Mr. Wehrenberg have change of control agreements. In the event Federal is subject to a "change of control" (as specifically defined), the agreements permit the employee to elect to terminate employment during a specified period and to receive termination payments calculated as if Federal had terminated employment without cause, except that such payment shall be based on three years' W-2 compensation rather than one. Upon termination of employment for any reason, each employee is obligated not to engage in specified competitive activities for a period of three years.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS                                          GRANT DATE VALUE
--------------------------------------------------------------------------------------    -----------------------
                               NUMBER OF       % OF TOTAL
                              SECURITIES        OPTIONS        EXERCISE
                              UNDERLYING       GRANTED TO         OR                        GRANT DATE PRESENT
                                OPTIONS       EMPLOYEES IN    BASE PRICE    EXPIRATION       VALUE $ BASED ON
           NAME              GRANTED(#)(1)    FISCAL YEAR      ($/SH.)         DATE       BLACK-SCHOLES METHOD(2)
--------------------------   -------------    ------------    ----------    ----------    -----------------------
Joseph J. Ross............            0             0%           N/A           N/A                       0
Henry L. Dykema...........       20,000            48%         $ 20.375      01/01/05            $ 148,330
Kim A. Wehrenberg.........            0             0%           N/A           N/A                       0
Richard L. Ritz...........            0             0%           N/A           N/A                       0
Robert W. Racic...........            0             0%           N/A           N/A                       0

-------------------------
(1) No SARs were granted. These options become 25% exercisable on each anniversary date between the third and seventh year after date of grant.

(2) The  following   assumptions  were  used  under  the  Black-Scholes  method:
    volatility .22; risk free rate of return 7.9%; dividend yield 2.5%; exercise period, 10 years.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE
    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUE

                                                                                 NUMBER OF
                                                                                SECURITIES          VALUE OF
                                                                                UNDERLYING        UNEXERCISED
                                                                                UNEXERCISED       IN-THE-MONEY
                                                                                OPTIONS AT         OPTIONS AT
                                                                                 FY-END(#)         FY-END($)
                                                                               -------------    ----------------
                                          SHARES ACQUIRED        VALUE         EXERCISABLE/       EXERCISABLE/
                 NAME                     ON EXERCISE(#)     REALIZED($)(1)    UNEXERCISABLE    UNEXERCISABLE(2)
---------------------------------------   ---------------    --------------    -------------    ----------------
Joseph J. Ross.........................        7,028(3)         $117,094          585,381         $ 10,677,556
                                                                                   29,400              176,099
Henry L. Dykema........................            0                   0                0                    0
                                                                                   20,000              110,000
Kim A. Wehrenberg......................            0                   0           98,399            1,602,698
                                                                                    3,500               21,875
Richard L. Ritz........................            0                   0           30,472              510,872
                                                                                   15,333               88,747
Robert W. Racic........................            0                   0           10,226              140,807
                                                                                    1,667                3,125

---------------
(1) Market value of underlying securities at exercise, minus the exercise or base price.

(2) "Spread" calculated by subtracting the exercise or base price from the closing stock price of $25.875 on December 31, 1995.

(3) Mr. Ross has a stock option exercise loan totaling $71,454, including $4,412 of interest in 1995 at 7.61%. Such loans are available to all employees participating in the Plan.

RETIREMENT PLANS

     Federal's Retirement Plan provides retirement benefits for salaried and hourly employees including officers. Contributions are made on an actuarial group basis, and no specific amount of contributions is set aside for any individual participant. Under the method of computing the annual contribution, the Internal Revenue Service's full funding limitation prohibits a contribution to the plan for 1995. The following table sets forth the approximate annual pension benefit based on years of service and compensation, but does not reflect dollar limitations under the Internal Revenue Code, as amended, which limits the annual benefits which may be paid from a tax qualified retirement plan. For employees covered by Federal's supplemental pension plan, amounts in excess of such limitations will be paid from the general funds of Federal, pursuant to the terms of such plan. The amount of pension benefits is reduced by one-half of the amount of available individual Social

Security benefits. Estimated credited years of service are as follows: Mr. Ross, 11.5, Mr. Dykema, 0; Mr. Wehrenberg, 8; Mr. Ritz, 10.5 and Mr. Racic, 21.75.

                               PENSION PLAN TABLE

        AVERAGE ANNUAL COMPENSATION                 APPROXIMATE ANNUAL STRAIGHT-LIFE ANNUITY
          FOR THE FIVE CONSECUTIVE                       PENSION UPON RETIREMENT AT 65
         CALENDAR YEARS OF THE LAST    ------------------------------------------------------------------
         TEN FOR WHICH COMPENSATION     10 YEARS      15 YEARS      20 YEARS      25 YEARS      30 YEARS
                 IS HIGHEST            OF SERVICE    OF SERVICE    OF SERVICE    OF SERVICE    OF SERVICE
        ----------------------------   ----------    ----------    ----------    ----------    ----------
        300,000.....................    $  50,000     $  75,000     $ 100,000     $ 125,000     $ 150,000
        400,000.....................       66,667       100,000       133,334       166,167       200,000
        500,000.....................       83,334       125,000       166,667       208,334       250,000
        600,000.....................      100,000       150,000       200,000       250,000       300,000
        700,000.....................      116,667       175,000       233,333       291,667       350,000
        800,000.....................      133,333       200,000       266,667       333,334       400,000

     For purposes of the Retirement Plan, an employee's compensation is his Annual Compensation as set forth in the Summary Compensation Table.

     Pursuant to Federal's supplemental pension plan, various officers of Federal are entitled to pension supplements which have the effect of assuring that, regardless of their actual years of service, if they remain in the employment of Federal until age 65, they will receive benefits as if they had been continuously employed by Federal since their thirty-fourth birthday. Giving effect to such pension supplements, the additional years of service credited under Federal's Supplemental Retirement Plan as of December 31, 1995 to Mr. Ross is 3 1/4 years. The supplemental pension benefit for Mr. Ross makes up the difference between his actual pension benefit and what it would have been with 30 years of service under the 1976 plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors consists of three independent outside directors. The Committee meets without the Chief Executive Officer present to evaluate his performance and establish his compensation. Compensation for Federal's executive officers consists of three major components: salary, bonus and stock options/awards. The officers' compensation is based on the individual's skill level, years of experience, job duties and the individual's and Company's performance. The Committee uses its subjective evaluation of these factors, without a mechanical weighting, to determine the officers' salary and level of participation in the bonus plan; Mr. Ross participates at 40% of his salary and the other officers participate at 25% to 30% of their salary.

     The Company's total return to shareholders has been 22% for the last five years. Based on the excellent performance of Mr. Ross and the entire management team (among other items, this excellent performance included increasing cash flow from operations 17% to $63 million, maintaining return on equity above 20%, increasing net income by 11% and improving the Sign Group's profitability) and the Company over the last several years, the Committee granted Mr. Ross a 7.8% increase to $375,000 in his base salary for 1996. The Committee also approved an average 1996 salary increase for the other four officers of 4.9%.

     The officers' bonuses are tied directly to company performance. Bonus targets are established for the officers based on their level of responsibility. The amount of bonus to which an officer is entitled is based on Federal's pre-tax profits (before extraordinary items, interest on long-term debt and bonus payments) as a percentage of Federal's average stockholders' equity plus average long-term debt, as well as on goals for growth of the Company. The officers' bonus targets remain the same for 1996. Therefore, if the Company's return on capital is the same as it was in 1995, the officers' bonuses will also be about the same for 1996. The 1995, bonus target achievement was 89%. The Company as a whole achieved its operating goals; however, earnings were adversely affected by the resolution of a lawsuit related to sign a business which was discontinued in 1989 and the officers' bonuses were reduced accordingly. The other officers' bonuses generally constitute about 40% of their cash compensation.

     The third major component of the officers' compensation consists of stock options and awards. This is long-term compensation which provides value to the officers based on the increased market value of the Company for all stockholders. For example, over the last seven years the total market value of the Company has increased well over five-fold from about $200 million to more than $1.1 billion of stockholder value. The Performance Graph on page 10 shows that Federal has substantially out-performed the Standard & Poor Industrials and companies comparable to Federal. In view of this performance, and to give the officers even greater incentive to continue to increase shareholder value, the Compensation Committee intends to grant the officers additional stock options and restricted stock awards in 1996. The Committee subjectively determines the number of shares to be granted and there is no mechanical relationship between the number of options and restricted share awards to be granted, nor is there a mechanical relationship to prior grants.

WALTER R. PEIRSON           JAMES A. LOVELL, JR.          THOMAS N. McGOWEN, JR.

              COMPARISON FOR FIVE YEAR CUMULATIVE TOTAL RETURN*
                        FOR FEDERAL SIGNAL CORPORATION


                              90             91                92                 93                94               95
FEDERAL SIGNAL
CORPORATION                   100            144               162                217               215              279

S & P Industrials
   Index                      100            120               134                146               151              204

Dow Jones Industrial
Diversified Index             100            131               136                163               146              187


Assumes $100 invested on December 31, 1990 in Federal Signal Corporation Common Stock,
     S & P Industrials Index and the Dow Jones Industrial - Diversified Index. * Total return assumes reinvestment of dividends and is based on fiscal years ending December 31.

                       APPROVAL OF THE STOCK BENEFIT PLAN

     On December 8, 1995, Federal's Board of Directors unanimously approved and adopted the Stock Benefit Plan (the "Plan"), as set forth as Exhibit A to this Proxy Statement subject to approval by Federal's shareholders. The purpose of the Plan is to secure for Federal and its shareholders the benefits of incentive compensation of management personnel. Under the Plan, employees and directors who are responsible for Federal's future growth and continued success have an opportunity to participate in the appreciation of value of Federal's Common Stock, which provides them with additional incentive to work for and contribute to such appreciation. The Board of Directors believes that Federal's stock benefit plans motivate employees to achieve the excellent return on investment that Federal shareholders have received over the years.

     The Omnibus Budget Reconciliation Act of 1993 (the "Tax Act") requires, among other things, that company stock plans include a limit on the maximum number of shares one person can receive under the plan in order to allow the company to take a tax deduction for certain plan compensation. The Board of Directors has determined that it is in Federal's best interest to terminate Federal's 1988 Stock Benefit Plan which does not have this limitation, and replace it with the new plan which complies with the Tax Act. Upon shareholder approval of the new Plan, no further shares will be granted under the 1988 plan. In addition, it has been Federal's practice to purchase treasury shares to cover shares issued under the company's stock benefit plans to avoid dilution of shareholders' interests. Federal currently intends to continue with this stock repurchase program to avoid shareholder dilution.

     The Plan will be effective only upon approval by a majority of the outstanding shares of Common Stock voting at the meeting.

     A summary of the Plan is set forth below. For a more complete description of the Stock Benefit Plan see Exhibit A.

     1. COMMON STOCK SUBJECT TO THE PLAN. The Plan provides for the granting of stock options, stock awards and stock award units, collectively referred to as "Benefits," to eligible employees and directors of Federal and its subsidiaries. As adopted by the Board of Directors, an aggregate of 1,000,000 shares of Federal's treasury shares or authorized but unissued shares of Common Stock are subject to the Plan.

     2. ADMINISTRATION. The Committee (the "Committee") responsible for the administration of the Plan will be the Compensation/Stock Option Committee of the Board of Directors, or such other committee as may be designated by the Board of Directors. The Committee has general authority and discretion in the administration and interpretation of the Plan, subject to the express provisions thereof. The Committee has discretion to determine the employees to whom, the number of shares and the time or times at which Benefits may be granted. In addition, the Committee may prescribe the terms and conditions applicable to each grant of Benefits.

     3. TERMS AND CONDITIONS OF BENEFITS. Benefits may be granted only to directors of Federal or to key employees of Federal or its subsidiaries who have administrative, managerial, supervisory, professional, scientific, engineering or similar responsibilities.

     4. OPTIONS. The purchase price of the shares of Common Stock subject to options granted under the Plan is determined by the Committee, but shall not be less than 100% of the fair market value on the date of the grant except for director options or stock unit award options. Unless the Committee determines otherwise, one-half of the total shares subject to an option shall become exercisable cumulatively after the first and second anniversary dates following the date of grant. No option granted under the Plan is transferable by the optionee during his or her lifetime. Unless the Committee determines otherwise, an option may be exercised only while the optionee is an employee of Federal or its subsidiaries or, in the event of termination of employment otherwise than by reason of death, within the period determined by the Committee (but not later than the expiration of the term of the option). Upon the death of an optionee, the optionee's personal representative or beneficiaries may exercise an option to the extent exercisable by the optionee, within one year after the optionee's death (but not later than the expiration of the term of the option). In the event that any option expires or is terminated without being exercised, the shares subject to such option (or the unexercised portion thereof) will again become available for option under the plan.

     5. ALTERNATIVE SETTLEMENT METHODS. The Plan authorizes the Committee to permit an optionee to exercise an option by the election of an alternative settlement method rather than by the purchase of shares of common stock at the price set forth in the option. The alternative settlement methods allow the optionee to receive cash or shares of Federal Common Stock or combination thereof having an aggregate value equal to (a) the excess of the value of one share of Common Stock over the purchase price set forth in the option times (b) the number of shares as to which the option is exercised. The Committee may include in any option granted under the Plan the right of the optionee to elect an alternative settlement method upon exercise of the option. At the request of the holder of any option granted under the Plan, which option does not include the right to elect an alternative settlement method, the Committee is authorized to permit the election of an alternative settlement method. In addition, at the request of the holder of an option on the Common Stock of Federal, which option is or was granted pursuant to any stock option or other similar plan previously established, the Committee is authorized to permit the election of an alternative settlement method. Any election of an alternative settlement method involving the payment of cash must be approved by the Committee. An optionee may make all or a portion of payment upon the exercise of an option through delivery of Federal Common Stock. Any such delivered shares are valued at the New York Stock Exchange closing price.

     6. DIRECTOR OPTIONS. Below-market options may be granted at a price equal to the Common Stock's par value to directors of Federal in lieu of all or part of their director's fees. The amount of a director's fees to be given up would equal the option discount, i.e. difference between the Common stock's market value and its par value on the date of grant. Alternative settlement rights are not available for director's options.

     7. STOCK AWARDS. Stock awards consist of the grant of shares of Common Stock of Federal without any cash payment by the grantee thereof. Shares granted as stock awards may not be sold, transferred, or otherwise disposed by the grantee, except, unless otherwise determined by the Committee, such restriction primarily lapses as to one-fourth of the shares granted as a stock award cumulatively on each of the first four anniversary dates following the date of grant.

     8. STOCK UNIT AWARDS. The Committee is authorized to grant stock unit awards such as below market options or performance units to be paid in Common Stock, cash or other property as the Committee may deem appropriate. The Committee shall determine the terms and conditions of any such awards.

     9. AMENDMENT. The Plan may be amended by the Board of Directors, except that without the affirmative vote of the holders of a majority of the voting stock of Federal, the Board of Directors may not amend the Plan to extend the period during which Benefits may be granted, to change the requirements as to the class of employees eligible to receive Benefits, or to increase the maximum number of shares on or for which Benefits may be granted (except as such number of shares may be adjusted in the event of a recapitalization, stock dividend, or similar event).

     10. TAX CONSEQUENCES. Federal has not sought a ruling from the Internal Revenue Service with respect to certain federal income tax consequences pertaining to the adoption of the Plan and the Benefits granted thereunder.

     No income will be realized by an optionee, and no amount will be deductible by Federal, until the exercise of a nonincentive stock option granted under the Plan. Upon the exercise of an option, whether by purchase of Common Stock or election of an alternative settlement method, the optionee will realize ordinary income, measured by the difference between the purchase price set forth in the option and the fair market value of the Common Stock at the time of exercise; such amount will be deductible by Federal for federal income tax purposes. The discounted portion of directors' options will be treated as deferred compensation and will be taxable to the optionee and deductible by Federal upon the exercise of the option. For incentive stock options, no income is recognized upon the grant or exercise of the option, and no amount is deductible by Federal. If the Common Stock is sold less than one year after exercise, it will be treated as a nonincentive stock option. If the Common Stock is sold more than one year after exercise, it will be taxable to the optionee but will not be deducible by Federal. With respect to shares granted as stock awards, no income is realized by the recipient until such shares are transferable or are not subject to a substantial risk of forfeiture, unless the recipient otherwise elects to realize income at an earlier date. Income realized by a recipient of a stock award will be taxed as ordinary income. Federal will receive a deduction in an amount equal to the income realized by the recipient in the year such income is realized by the recipient. The taxation of stock unit awards for both the optionee and Federal will depend upon the specific terms and conditions imposed by the Committee in making such grants.

                                 RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO ADOPT THE FEDERAL SIGNAL CORPORATION STOCK BENEFIT PLAN.

                             ACCOUNTING INFORMATION

     Ernst & Young has been selected by Federal to serve as its independent public accountants for the fiscal year ending December 31, 1996. A representative of that firm will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to questions of stockholders. The appointment of the auditors is approved annually by the Board of Directors based upon the recommendation of the Audit Committee.

                          FUTURE STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in the proxy statement for the 1997 Annual Meeting of Shareholders, stockholder proposals must be received by Federal on or before November 22, 1996.

                                 OTHER BUSINESS

     As of the date hereof, the foregoing is the only business which management intends to present, or is aware that others will present, at the meeting. If any other proper business should be presented to the meeting, the proxies will be voted in respect thereof in accordance with the discretion and judgment of the person or persons voting the proxies.

                                          By order of the Board of Directors

                                          Kim A. Wehrenberg
                                          Secretary
                                          Federal Signal Corporation

               IMPORTANT--PLEASE SIGN AND RETURN YOUR PROXY CARD.

                                                                       EXHIBIT A

                           FEDERAL SIGNAL CORPORATION

                               STOCK BENEFIT PLAN

1. PURPOSE OF THE PLAN.

     The purpose of this Stock Benefit Plan (the "Plan") is to secure for Federal Signal Corporation, a Delaware corporation (the "Corporation"), and its stockholders the benefits of incentive compensation of the management personnel of the Corporation and its subsidiaries and to ensure a tax deduction for the Corporation for certain compensation under the Plan. By virtue of the benefits available under the Plan, directors and employees who are responsible for the future growth and continued success of the Corporation have an opportunity to participate in the appreciation in the value of the stock of the Corporation which furnishes them with an incentive to work for and contribute to such appreciation through the growth and success of the Corporation. In addition, it is generally recognized that incentive compensation programs aid in retaining and encouraging key employees of ability and in recruiting additional able employees.

2. SHARES SUBJECT TO THE PLAN.

     An aggregate of 1,000,000 shares of Common Stock ($1.00 par value) of the Corporation shall be subject to the Plan and such shares may be issued under the Plan pursuant to Stock Options, Stock Awards or such other Stock Unit Awards (collectively "Benefits") as the Committee, as defined below, in its discretion, may determine and the total number of Benefit shares or units that can be granted under the Plan shall not exceed 1,000,000 shares except as set forth in the next paragraph. Such shares may be either authorized but unissued shares or shares now or hereafter held in the treasury of the Corporation.

     In the event that any option under the Plan expires or is terminated without being exercised for any reason prior to the end of the period during which options may be granted under the Plan, the shares theretofore subject to such option, or the unexercised portion thereof, shall again become available for grant under the Plan. In the event that any shares granted as stock awards or stock unit awards expire, terminate or become the property of the Corporation pursuant to the Plan, the number of such shares shall again become available for granting as Benefits awards under the Plan.

3. ADMINISTRATION OF THE PLAN.

     A. THE COMMITTEE.

     The Plan shall be administered by the Compensation/Stock Option Committee of the Board of Directors or such other committee as shall be designated by the Board of Directors (the "Committee"). The Committee shall consist of not less than two Directors of the Corporation, and shall be appointed by the Board of Directors. Any decision or determination reduced to writing and signed by all the members of the Committee shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary (who need not be a member of the Committee) and may make such rules and regulations for the conduct of its business as it shall deem advisable. No member of the Committee shall be liable, in the absence of bad faith, for any act or omission with respect to his or her service on the Committee. Service on the Committee shall constitute service as a Director of the Corporation so that members of the Committee shall be entitled to indemnification and reimbursement as Directors of the Corporation.

     B. AUTHORITY OF THE COMMITTEE.

     Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to determine the employees to whom, and the time or times at which, Benefits shall be granted and the number of shares to be subject to each Benefit provided, however, no individual may receive more than 100,000 of the shares per year under the Plan. In making such determinations, the Committee may take into account the nature of the services rendered or expected to be rendered by the respective employees, their present and potential contributions to the
Corporation's success, the anticipated number of years of effective service remaining and such other factors as the Committee in its discretion shall deem relevant. Subject to the express provisions of the Plan, the Committee shall also have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and conditions of the respective Benefits (which terms and conditions need not be the same in each case), to impose restrictions on any shares issued as or pursuant to the Benefits and to determine the manner in which such restrictions may be removed, and to make all other determinations deemed necessary or advisable in administering the Plan. The Committee may specify in the original terms of any Benefit or, if not so specified, shall determine whether any authorized leave of absence or absence on military or governmental service or for any other reason shall constitute a termination of employment for purposes of the Plan. The Committee shall have the authority to issue shares of Common Stock or pursuant to the Benefits and to determine the consideration received by the Corporation for such Benefits granted pursuant to the Plan. The determination of the Committee on the matters referred to in this paragraph shall be conclusive.

     C. GRANTING DATE.

     The action of the Committee with respect to the granting of a Benefit shall take place on such date as a majority of the members of the Committee at a meeting shall make a determination with respect to the granting of a Benefit or, in the absence of a meeting, on such date as a written designation covering such Benefit shall have been authorized by all members of the Committee. The effective date of the grant of a Benefit (the "Granting Date") shall be the date specified by the Committee in its determination or designation relating to the award of such Benefit, provided that the Committee may not designate a Granting Date with respect to any Benefit which shall be earlier than the date on which the granting of such Benefit shall have been approved by the Committee.

4. ELIGIBILITY.

     Benefits may be granted to key employees (which term shall be deemed to include officers) who on the Granting Date (or, with respect to Benefits that are not incentive stock options, within 30 days thereafter in the instance of newly hired employees) (i) are in the employ of the Corporation or one of its then subsidiary corporations (the "subsidiaries"), as defined in Section 425 of the Internal Revenue Code of 1954, as amended (the "Code"), and (ii) have administrative, managerial, supervisory, professional, scientific, engineering or similar responsibilities. Below market stock options may also be granted to any Director of the Corporation in lieu of part or all of their Directors' fees in accordance with Section 8 of this Plan.

5. TERMS AND CONDITIONS OF OPTIONS.

     A. PURCHASE PRICE AND TERMS OF OPTIONS.

     (i) The purchase price of the Common Stock under each option shall be determined by the Committee, but for options granted under Section 5 of the Plan, the price shall not be less than 100% of the fair market value of the Common Stock, as determined by the Committee, on the Granting Date for such option.

     (ii) Options granted under this Plan may be either Incentive Stock Options (as defined in Section 422A of the Code) or Non-Incentive Stock Options (i.e., options which are not within the Section 422A definition).

          a. Incentive Stock Options: Subject to the minimum option price specified in subparagraph 5(A)(i) hereof, the terms of each incentive stock option granted under the Plan, which may be different in each case, shall include those terms which are required by Section 422A of the Code, and such other terms not inconsistent therewith as the Committee may determine.

          b. Non-Incentive Stock Options: Subject to minimum option price specified in subparagraph 5(A)(i) hereof, the terms of each stock option granted under this Plan that is not an incentive stock option, which terms may be different in each case, shall be determined by the Committee.

     B. TERM OF OPTIONS.

     The term of each option granted under the Plan shall be for a period of ten years unless otherwise determined by the Committee. Each option shall become exercisable, unless otherwise determined by the Committee in its discretion, with respect to one-half the number of shares subject thereto after the first anniversary following the Granting Date, and shall be exercisable with respect to all shares subject thereto after the second anniversary following the Granting Date.

     C. RESTRICTIONS ON TRANSFER AND EXERCISE.

     (i) Except as hereinafter provided, no option granted pursuant to the Plan may be exercised at any time unless the holder thereof is then an employee of the Corporation or of a subsidiary. Options granted under the Plan shall not be affected by any change of employment so long as the grantee continues to be an employee of the Corporation or of a subsidiary. Retirement pursuant to the Corporation's then prevailing retirement policies and plans shall be deemed to be a termination of employment.

     (ii) Unless the Committee determines otherwise, in the event of the termination of employment of a grantee of an option (otherwise than by reason of death), such option may be exercised (only to the extent that the employee was entitled to do so at the termination of his employment) at any time within (1) for options that are not incentive stock options, (a) two years after such termination if such termination is due to disability (as defined in Section 105(d)(4) of the Code) or retirement unless, at the time of employment termination, the Committee extends the period of exercise, (b) three months after such termination in all other cases, unless such period shall be extended by the Committee in its discretion; or (2) in the case of incentive stock options, (a) one year after such termination if such termination is due to disability (as defined in Section 105(d)(4) of the Code) or such lesser time as the Committee may specify from time to time, or (b) three months after such termination in all other cases unless such period shall be extended by the Committee in its discretion. In no event shall an option be exercisable after the expiration date of the option.

     (iii) Unless the Committee determines otherwise, if a grantee shall die while an employee of the Corporation or a subsidiary or within three months after the termination of employment of the grantee, an option held by such grantee may be exercised to the extent the option was exercisable by such grantee at the date of death, by a legatee or legatees of such option under the grantee's last will, or by the grantee's personal representative or distributees, at any time within one year after the grantee's death, provided that in no event shall the option be exercised after the expiration of the period of the option.

     (iv) No option granted under the Plan shall be transferable otherwise than by will or the law of descent and distribution and an option may be exercised, during the lifetime of the grantee thereof, only by the grantee thereof.

     D. EXERCISE OF OPTIONS; ALTERNATIVE SETTLEMENT METHODS.

     (i) Subject to the limitations set forth in the Plan and the original terms of the option, any option granted and exercisable pursuant to the Plan may be exercised in whole or in part from time to time. Except in the case of the election of an alternative settlement method as hereinafter provided, payment for shares of Common Stock purchased shall be made in full at the time that an option, or any part thereof, is exercised. Unless the Committee determines otherwise in its discretion, a grantee holding an option may make all or a portion of payment upon exercise of an option through delivery of shares of Common Stock of the Corporation. Any shares so delivered shall be valued at the closing price on the New York Stock Exchange on the date of the exercise of the option (or, if no such closing price is available, the value shall be determined in such other manner as the Committee may deem appropriate).

     (ii) The Committee, in its discretion, may provide that any option granted pursuant to the Plan may, by its terms, confer upon the grantee the right to elect any of the alternative settlement methods set forth in subparagraph (iv) below.

     (iii) The Committee may, in its discretion and at the request of a grantee holding an option granted pursuant to the Plan that does not by its terms include the right to elect any of such alternative settlement methods, permit the election of any of such alternative methods by the grantee. The Committee, in its discretion, may at the request of the holder of an option on the Common Stock of the Corporation, which option is exercisable at the time of the request and which was granted pursuant to any stock option plan or other similar plan heretofore established for the benefit of employees of the Corporation, permit the election of any of such alternative methods by such holder. The authority of the Committee to permit such elections of alternative settlement methods shall not confer upon the grantee or holder of any option the right to such an election.

     (iv) The alternative settlement methods are: (a) cash equal to the excess of the value of one share of Common Stock over the purchase price set forth in the option times the number of shares as to which the option is exercised; (b) the number of full shares of Common Stock having an aggregate value not greater than the cash amount calculated under alternative (a); (c) any combination of cash and full shares having an aggregate value not greater than the cash amount calculated under alternative (a). Notwithstanding the other provisions of the Plan, election of an alternative settlement method involving the receipt of cash shall be subject to the approval of the Committee at the time of such election. For purposes of determining an alternative settlement, the value per share of Common Stock shall be the closing price on the New York Stock Exchange on the date of the exercise of the option (or, if no such closing price is available, the value shall be determined in such other manner as the Committee may deem appropriate).

     (v) In the event that an option granted or to be granted under the Plan is not an incentive stock option under Section 422A of the Code, then the Committee may, in its discretion, commit the Corporation to pay to the option holder, at the time the taxes or an amount of cash equal to the amount of income tax payable by the grantee as a result of the option exercise and as a result of this tax reimbursement.

     (vi) Exercise of an option in any manner, including an exercise involving an election of an alternative settlement method, shall result in a decrease in the number of shares which thereafter may be available for purposes of granting options under the Plan by the number of shares as to which the option is exercised.

     E. MANNER OF EXERCISE.

     An option shall be exercised by giving a written notice to the Secretary of the Corporation stating the number of shares of Common Stock with respect to which the option is being exercised and containing such other information as the Secretary may request, including the election requesting authorization of an alternative settlement method.

6. STOCK AWARDS.

     A. AWARD OF SHARES.

     Stock awards will consist of shares of Common Stock of the Corporation issued to eligible officers.

     B. RESTRICTIONS ON TRANSFER.

     Stock awards shall be subject to such terms and conditions as the Committee determines to be appropriate, including, without limitation, restrictions on the sale or other disposition of such shares. Except as hereinafter provided, or unless the Committee determines otherwise (either at the time of the grant of a stock award or at any time thereafter), shares granted as stock awards pursuant to the Plan shall not be sold, transferred, assigned or otherwise disposed of by the grantee. In the event of termination of full time employment (including, but not limited to, the retirement of the grantee) for any reason prior to the termination date of any restrictions pertaining to the stock award, the shares then subject to restrictions shall become the property of the Corporation, provided, however, that the obligation not to dispose of shares acquired pursuant to a stock award and the right of the Corporation to receive such shares shall lapse, unless the Committee determines otherwise in its discretion, as to one-fourth (or such other portion as the Committee shall establish in the stock award) of the shares received in one stock award on each of the first four anniversary dates following the Granting Date thereof (or on such other date(s) as the Committee shall establish in the stock award), and provided further that the Committee may determine (either at the time of the grant of a stock award or at any time thereafter) that in the event a grantee's employment is terminated on account of death, the permanent disability of such grantee or upon such other conditions as the Committee may approve, all restrictions remaining on shares granted to such grantee shall lapse and such shares shall not become the property of the Corporation.

     All restrictions applicable to any stock award shall apply to any shares resulting from a stock dividend, stock split, or other distribution of shares of the Corporation with respect to the stock award, effective as of the Granting Date of such stock award.

     All restrictions applicable to any stock award shall lapse (1) as to all shares granted in such award, in the event any tender offer subject to Section 14(d) of the Securities Exchange Act of 1934, or any successor thereto, shall be made for any of the outstanding Common Stock of the Corporation, or (2) as to any securities, property, cash or combinations thereof received in exchange for stock award shares pursuant to any merger, consolidation, liquidation or dissolution of the Corporation.

7. STOCK UNIT AWARDS.

     In order to enable the Corporation and Committee to respond quickly to significant developments in applicable tax and other legislation and regulations and interpretations thereof, and to trends in executive compensation practices, the Committee shall also be authorized to grant to participants, either alone or in addition to other Benefits granted under the Plan, awards of stock and other awards that are valued in whole or in part by reference to, or are otherwise based on Common Stock of the Corporation ("stock unit awards") such as phantom stock, below market options, performance units, etc. Other stock unit awards may be paid in Common Stock of the Corporation, cash or any other form of property as the Committee shall determine.

     The Committee shall determine the key employees to whom other stock unit awards are to be made, the times at which such awards are to be made, the number of shares to be granted pursuant to such awards and all other conditions of such awards. The provisions of the stock unit awards need not be the same with respect to each recipient. The participant shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber the shares prior to the later of the date on which the shares are issued, or the date on which any applicable restriction, performance or deferral period lapses. Stock (including securities convertible into stock) granted pursuant to other stock unit awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Stock (including securities convertible into stock) purchased pursuant to purchase rights granted pursuant to other stock unit awards may be purchased for such consideration as the Committee shall determine which price shall not be less than par value of such stock or other securities on the date of grant.

8. DIRECTOR OPTIONS.

     Directors of the Corporation may elect to receive below-market stock options in lieu of part or all of their Director fees. Such options shall be granted at a price of $1.00 (par value of the Common Stock) per share. The number of shares to be granted shall be determined by dividing the amount of Director fees (that the Director irrevocably elected to take in the form of below market options instead of cash) by the fair market value of a share of Common Stock on the date of grant after subtracting the $1.00 option price from such fair market value. These options shall be 100% vested on the date of grant, but shall not be exercisable until six months after the date of grant. The term of these options shall be for ten years and they shall not be transferable otherwise than by will or the laws of descent and distribution and may only be exercised by the Director, his guardian or legal representative during the Director's lifetime. Election of an alternative settlement method shall not be available for these options.

9. STOCKHOLDER AND EMPLOYMENT RIGHTS.

     A holder of an option shall have none of the rights of a stockholder with respect to any of the shares subject to option until such shares shall be issued upon the exercise of the option.

     Subject to the other provisions of the Plan, upon the date of issuance of certificates representing a stock award, the grantee shall have all the rights of a stockholder including the right to receive dividends and to vote the shares. However, the certificates representing such shares and any shares of the Corporation issued with respect thereto or in exchange therefor shall be held by the Corporation for account of the grantee and the grantee shall deliver to the Corporation upon request a stock power or powers executed in blank, covering such shares. As and when restrictions lapse, the certificates representing such shares shall be released to the grantee.

     Nothing in the Plan or in any Benefit granted pursuant to the Plan shall, in the absence of an express provision to the contrary, confer on any individual any right to be or to continue in the employ of the Corporation or any of its subsidiaries or shall interfere in any way with the right of the Corporation or any of its subsidiaries to terminate the employment of any individual at any time.

10. ADJUSTMENTS IN COMMON STOCK.

     The aggregate number of shares of Common Stock of the Corporation on which Benefits may be granted hereunder, the number of shares thereof covered by each outstanding Benefit, the price per share thereof in each such Benefit may all be approximately adjusted, as the Board of Directors or the Committee may determine, for any increase or decrease in the number of shares of Common Stock of the Corporation resulting from a subdivision or consolidation of shares whether through reorganization, recapitalization, stock split-up or combination of shares, or the payment of a stock dividend or other increase or decrease in such shares effected without receipt of consideration by the Corporation.

     Subject to any required action by the stockholders, if the Corporation shall be the surviving corporation in any merger or consolidation, any Benefit granted hereunder shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the Benefit would have been entitled pursuant to the merger or consolidation. Upon a dissolution of the Corporation, or a merger or consolidation in which the Corporation is not the surviving corporation, every Benefit outstanding hereunder shall terminate, provided, however, that in the case of such dissolution, merger or consolidation, then during the period thirty days prior to the record date of such event, each holder of a Benefit granted pursuant to the Plan shall have a right to exercise the Benefit, in whole or in part, notwithstanding any other provision of the Plan or Benefit agreement.

11. AMENDMENT AND TERMINATION.

     Unless the Plan shall theretofore have been terminated, the Plan shall terminate on, and no Benefit shall be granted hereunder after, April 17, 2006, provided that the Board of Directors of the Corporation may at any time prior to that date terminate the Plan.

     The Board of Directors shall have complete power and authority to amend the Plan, provided, however, that except as expressly permitted in the Plan, the Board of Directors shall not, without the affirmative vote of the holders of a majority of the voting stock of the Corporation, increase the maximum number of shares on which Benefits may be granted amend the formula for determination of the purchase price of shares on which options may be granted, extend the period during which Benefits may be granted, or amend the requirements as to the class of employees eligible to receive Benefits.

     No termination or amendment of the Plan may, without the consent of the holder of any outstanding Benefit, adversely affect the rights of such holder or grantee. The termination of the Plan shall not affect restrictions applicable to any Benefits, outstanding or existing at the time of such termination.

12. EFFECTIVENESS OF THE PLAN.

     The Plan shall become effective on adoption by the Board of Directors of the Corporation, and approval by the holders of a majority of the voting stock of the Corporation. Should such holders fail so to approve it, the Plan and all actions taken thereunder shall be and become null and void. Any other provisions of the Plan to the contrary notwithstanding, no Benefits granted under the Plan may be exercised or vested until after such stockholder approval.

13. GOVERNMENT AND OTHER REGULATIONS.

     The obligation of the Corporation to sell or deliver shares under Benefits granted pursuant to the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

                                 1995     1994     1993      1992      1991     1990      1989     1988     1987     1986     1985
                                ------   ------   ------    ------    ------   ------    ------   ------   ------   ------   ------
Operating Results (dollars in millions):
  Net sales................... $ 816.1   $ 677.2   $ 565.2  $ 518.2   $ 466.9  $ 439.4   $398.4   $361.4   $305.8   $273.3   $264.5
  Income before income
    taxes (a)................. $  77.3   $  70.2   $  58.8  $  49.9   $  45.6  $  42.5   $ 34.6   $ 28.4   $ 23.8   $ 20.9   $ 16.3
  Income from continuing
    operations (a)(b)......... $  51.6   $  46.8   $  39.8  $  34.5   $  31.0  $  28.1   $ 22.1   $ 18.2   $ 14.5   $ 12.3   $ 11.9
  Operating margin............    11.8%     11.6%     11.3%    10.6%     10.8%    10.8%    10.6%     9.6%     8.6%     8.5%     7.2%
  Return on average common
    shareholders' equity
    (a).......................    22.0%     22.3%     21.0%    20.0%     20.0%    20.4%    18.7%    17.0%    14.5%    12.2%    13.3%
Common Stock Data
  (per share) (c):
  Income from continuing
    operations................ $  1.13   $  1.02   $  0.86  $  0.75   $  0.67  $  0.61   $ 0.48   $ 0.40   $ 0.31   $ 0.26   $ 0.26
  Cash dividends.............. $  0.50   $  0.42   $  0.36  $  0.31   $  0.27  $  0.22   $ 0.19   $ 0.16   $ 0.15   $ 0.15   $ 0.15
  Market price range:
    High...................... $25 7/8   $21 3/8   $21      $17 5/8   $15 1/4  $10 3/4   $7 1/8   $4 7/8   $4 7/8   $4 1/2   $3 3/4
    Low....................... $19 5/8   $16 7/8   $15 3/4  $12 3/8   $ 9 1/4  $ 6 1/4   $4 1/4   $3 1/2   $2 7/8   $3 1/8   $2 5/8
  Average common shares
    outstanding (in
    thousands)................  45,859    45,957    46,293   46,128    46,126   46,038   46,103   45,639   47,137   46,767   45,335
Financial Position at Year-End
  (dollars in millions):
  Working capital (d)......... $  48.8   $  53.9   $  52.8  $  49.5   $  44.9  $  42.7   $ 63.8   $ 59.5   $ 53.9   $ 52.8   $ 58.2
  Current ratio (d)...........     1.3       1.4       1.5      1.6       1.5      1.5      2.1      2.0      1.9      2.2      2.3
  Total assets................ $ 620.0   $ 521.6   $ 405.7  $ 363.7   $ 341.2  $ 295.8   $271.3   $251.1   $233.3   $191.4   $187.4
  Shareholders' equity........ $ 248.1   $ 220.3   $ 199.2  $ 179.0   $ 164.8  $ 146.4   $130.4   $115.5   $103.2   $102.4   $ 91.1
  Debt to capitalization
    ratio (d).................      29%       22%        1%       2%        1%       2%      10%      18%      22%       4%      15%
Other (dollars in millions)
  (e):
  New business................ $ 780.5   $ 700.3   $ 584.2  $ 510.3   $ 462.7  $ 467.6   $429.9   $382.4   $328.3   $276.4   $274.6
  Backlog..................... $ 251.4   $ 261.0   $ 221.8  $ 198.0   $ 203.2  $ 199.9   $171.7   $140.2   $119.2   $ 96.7   $ 93.6
  Net cash provided by
    operating activities...... $  62.9   $  53.8   $  48.8  $  40.2   $  43.9  $  48.3   $ 34.6   $ 22.5   $ 20.1   $ 22.7   $ 16.5
  Net cash (used for)
    investing activities...... $ (88.1)  $ (96.9)  $ (38.1) $ (26.9)  $ (47.8) $ (14.7)  $(24.1)  $(20.8)  $(37.7)  $(12.8)  $ (6.9)
  Net cash provided by (used
    for) financing
    activities................ $  29.9   $  45.1   $ (10.3) $ (11.2)  $   2.5  $ (34.6)  $ (8.9)  $ (3.3)  $ 17.8   $ (9.9)  $ (9.4)
  Capital expenditures........ $  15.7   $  11.1   $  10.1  $   8.8   $  12.0  $   8.3   $  9.2   $  7.3   $  6.9   $  6.3   $  6.9
  Depreciation................ $  11.8   $  10.3   $   9.2  $   8.7   $   8.2  $   7.8   $  7.9   $  7.1   $  5.5   $  5.2   $  5.3
  Employees...................   6,015     5,243     4,426    4,268     4,212    4,158    4,142    3,880    3,653    3,183    3,190

---------------
(a) in 1995, includes the impact of a nonrecurring charge for a litigation settlement of $6.7 million pre-tax, $4.2 million after-tax or $.09 per share; in 1985, reflects pre-tax provisions to expense for nonrecurring charges of $4.6 million

(b) in 1992, reflects net cumulative effects of accounting changes for postretirement benefits and income taxes of $30,000; in 1985, reflects cumulative effect of accounting change for investment tax credits of $2.2 million and after-tax provisions to expense for nonrecurring charges of $2.3 million

(c) reflects 10% stock dividends each paid in 1988 and 1989, 3-for-2 stock splits in 1990, 1991 and 1992, and a 4-for-3 stock split distributed March 1, 1994

(d) manufacturing operations only

(e) continuing operations only

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                    ----------------------------
                                                                        1995            1994
                                                                    ------------    ------------
Assets
  Manufacturing activities:
     Current assets
       Cash and cash equivalents.................................   $  9,350,000    $  4,605,000
       Accounts receivable, net of allowances for doubtful
          accounts of $3,058,000 and $2,848,000, respectively....    122,913,000     107,985,000
       Inventories--Note B.......................................     97,448,000      78,899,000
       Prepaid expenses..........................................      5,763,000       4,807,000
                                                                    ------------    ------------
          Total current assets...................................    235,474,000     196,296,000
     Properties and equipment--Note C............................     78,454,000      72,838,000
     Other assets
       Intangible assets, net of accumulated amortization........    146,774,000     115,306,000
       Other deferred charges and assets.........................     11,722,000       9,972,000
                                                                    ------------    ------------
          Total manufacturing assets.............................    472,424,000     394,412,000
                                                                    ------------    ------------
  Financial services activities
     Lease  financing  and other  receivables,  net of  allowances  for doubtful accounts of $1,124,000 and $1,174,000,  respectively, and net of unearned finance revenue--
       Note D....................................................    147,535,000     127,188,000
                                                                    ------------    ------------
          Total assets...........................................   $619,959,000    $521,600,000
                                                                    ============    ============
Liabilities and Shareholders' Equity
  Manufacturing activities:
     Current liabilities
       Short-term borrowings--Note E.............................   $ 58,760,000    $ 25,222,000
       Accounts payable..........................................     53,277,000      44,918,000
       Accrued liabilities
          Compensation and withholding taxes.....................     20,949,000      19,032,000
          Other..................................................     49,559,000      45,943,000
       Income taxes--Note F......................................      4,115,000       7,263,000
                                                                    ------------    ------------
          Total current liabilities..............................    186,660,000     142,378,000
     Other liabilities
       Long-term borrowings--Note E..............................     39,702,000      34,878,000
       Deferred income taxes--Note F.............................     17,826,000      13,778,000
                                                                    ------------    ------------
          Total manufacturing liabilities........................    244,188,000     191,034,000
                                                                    ------------    ------------
  Financial services activities--Borrowings--Note E..............    127,690,000     110,252,000
                                                                    ------------    ------------
          Total liabilities......................................    371,878,000     301,286,000
                                                                    ------------    ------------
  Shareholders' equity--Notes I and J
     Common stock, $1 par value, 90,000,000 shares authorized,
       45,832,000 and 45,767,000 shares issued, respectively.....     45,832,000      45,767,000
     Capital in excess of par value..............................     54,464,000      53,756,000
     Retained earnings--Note E...................................    162,095,000     133,138,000
     Treasury stock, 542,000 and 395,000 shares, respectively, at
       cost......................................................    (10,949,000)     (7,880,000)
     Deferred stock awards.......................................     (1,046,000)     (1,688,000)
     Foreign currency translation adjustment.....................     (2,315,000)     (2,779,000)
                                                                    ------------    ------------
          Total shareholders' equity.............................    248,081,000     220,314,000
                                                                    ------------    ------------
          Total liabilities and shareholders' equity.............   $619,959,000    $521,600,000
                                                                    ============    ============

                See notes to consolidated financial statements.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                      --------------------------------------------
                                                          1995            1994            1993
                                                      ------------    ------------    ------------
Net sales..........................................   $816,127,000    $677,228,000    $565,163,000
Costs and expenses
  Cost of sales....................................    567,772,000     467,494,000     383,087,000
  Selling, general and administrative..............    152,456,000     131,466,000     118,192,000
                                                      ------------    ------------    ------------
Operating income...................................     95,899,000      78,268,000      63,884,000
Interest expense...................................    (13,359,000)     (8,499,000)     (6,136,000)
Other income (expense), net--Note L................     (5,261,000)        412,000       1,048,000
                                                      ------------    ------------    ------------
Income before income taxes.........................     77,279,000      70,181,000      58,796,000
Income taxes--Note F...............................     25,669,000      23,411,000      19,016,000
                                                      ------------    ------------    ------------
Net income.........................................   $ 51,610,000    $ 46,770,000    $ 39,780,000
                                                      ============    ============    ============
                                                             $1.13           $1.02           $0.86
Net income per share...............................          =====           =====           =====
Average common shares outstanding..................     45,859,000      45,957,000      46,293,000
                                                      ============    ============    ============

                See notes to consolidated financial statements.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                     ---------------------------------------------
                                                         1995             1994            1993
                                                     -------------    ------------    ------------
Operating activities
  Net income......................................   $  51,610,000    $ 46,770,000    $ 39,780,000
  Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation...............................      11,806,000      10,302,000       9,215,000
       Amortization...............................       4,085,000       3,971,000       2,824,000
       Provision for doubtful accounts............       1,716,000       1,809,000       2,710,000
       Deferred income taxes......................       2,454,000       3,544,000        (350,000)
       Other, net.................................      (1,578,000)      1,547,000      (4,668,000)
       Changes in operating assets and liabilities
          net of effects from acquisitions of
          companies
          Accounts receivable.....................      (6,368,000)    (20,050,000)    (10,742,000)
          Inventories.............................      (6,837,000)     (4,458,000)       (400,000)
          Prepaid expenses........................        (669,000)       (108,000)       (935,000)
          Accounts payable........................       3,676,000       5,217,000       5,193,000
          Accrued liabilities.....................       4,454,000       2,713,000       3,378,000
          Income taxes............................      (1,402,000)      2,505,000       2,746,000
                                                      ------------     -----------     -----------
            Net cash provided by operating
               activities.........................      62,947,000      53,762,000      48,751,000
                                                      ------------     -----------     -----------
Investing activities
  Purchases of properties and equipment...........     (15,701,000)    (11,108,000)    (10,139,000)
  Principal extensions under lease financing
     agreements...................................    (119,833,000)    (97,988,000)    (70,470,000)
  Principal collections under lease financing
     agreements...................................      99,536,000      81,182,000      64,041,000
  Payments for purchases of companies, net of cash
     acquired.....................................     (46,611,000)    (69,563,000)    (22,869,000)
  Other, net......................................      (5,478,000)        613,000       1,378,000
                                                      ------------     -----------     -----------
            Net cash used for investing
               activities.........................     (88,087,000)    (96,864,000)    (38,059,000)
                                                      ------------     -----------     -----------
Financing activities
  Addition to short-term borrowings...............      50,970,000      59,699,000       2,542,000
  Principal payments on long-term borrowings......      (3,595,000)     (1,811,000)     (1,002,000)
  Principal extensions under long-term
     borrowings...................................       8,018,000      15,000,000       5,080,000
  Purchases of treasury stock.....................      (4,130,000)     (9,736,000)     (1,778,000)
  Cash dividends paid to shareholders.............     (21,767,000)    (18,462,000)    (15,938,000)
  Other, net......................................         389,000         441,000         757,000
                                                      ------------     -----------     -----------
            Net cash provided by (used for)
               financing activities...............      29,885,000      45,131,000     (10,339,000)
                                                      ------------     -----------     -----------
Increase in cash and cash equivalents.............       4,745,000       2,029,000         353,000
Cash and cash equivalents at beginning of year....       4,605,000       2,576,000       2,223,000
                                                      ------------     -----------     -----------
Cash and cash equivalents at end of year..........   $   9,350,000    $  4,605,000    $  2,576,000
                                                      ============     ===========     ===========

                See notes to consolidated financial statements.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Federal Signal Corporation and all of its subsidiaries.

     CASH EQUIVALENTS: The company considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents.

     INVENTORIES: Inventories are stated at the lower of cost or market. At December 31, 1995 and 1994, approximately 55% and 60%, respectively, of the company's inventories are costed using the LIFO (last-in, first-out) method. The remaining portion of the company's inventories are costed using the FIFO (first-in, first-out) method.

     PROPERTIES AND DEPRECIATION: Properties and equipment are stated at cost. Depreciation, for financial reporting purposes, is computed principally on the straight-line method over the estimated useful lives of the assets.

     INTANGIBLE ASSETS: Intangible assets principally consist of costs in excess of fair values of net assets acquired in purchase transactions and are generally being amortized over forty years. Accumulated amortization aggregated $12,718,000 and $9,469,000 at December 31, 1995 and 1994, respectively. The company makes regular periodic assessments to determine if factors are present which indicate that an impairment of intangibles may exist. If factors indicate that an impairment may exist, the company makes an estimate of the related future cash flows. The undiscounted cash flows, excluding interest, are compared to the related book value including the intangibles. If such cash flows are less than the book value, the company makes an estimate of the fair value of the related business to determine the amount of impairment loss, if any, to be recorded as a reduction of the recorded intangibles.

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION: Substantially all of the company's sales are recorded as products are shipped or services are rendered. The percentage-of-completion method of accounting is used in certain instances for custom-manufactured products where, due to the nature of specific orders, production and delivery schedules exceed normal schedules.

     INCOME PER SHARE: Income per share was computed on the basis of the weighted average number of common and common equivalent shares (dilutive stock options) outstanding during the year.

NOTE B--INVENTORIES

     Inventories at December 31 are summarized as follows:

                                                                  1995           1994
                                                               -----------    -----------
        Finished goods......................................   $24,675,000    $20,054,000
        Work in process.....................................    32,286,000     22,355,000
        Raw materials.......................................    40,487,000     36,490,000
                                                               -----------    -----------
        Total inventories...................................   $97,448,000    $78,899,000
                                                               ===========    ===========

     If the first-in,  first-out  cost method,  which  approximates  replacement
cost,  had  been  used  by  the  company,   inventories  would  have  aggregated
$106,934,000 and $88,093,000 at December 31, 1995 and 1994, respectively.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTE C--PROPERTIES AND EQUIPMENT

     A comparative summary of properties and equipment at December 31 is as follows:

                                                                 1995            1994
                                                             ------------    ------------
        Land..............................................   $  5,703,000    $  5,740,000
        Buildings and improvements........................     38,493,000      38,045,000
        Machinery and equipment...........................    120,554,000     109,841,000
        Accumulated depreciation..........................    (86,296,000)    (80,788,000)
                                                             ------------    ------------
        Total properties and equipment....................   $ 78,454,000    $ 72,838,000
                                                             ============    ============

NOTE D--LEASE FINANCING AND OTHER RECEIVABLES

     As an added service to its customers, the company is engaged in financial services activities. These activities primarily consist of providing long-term financing for certain customers of the company's sign and vehicle operations. A substantial portion of the lease financing receivables of the Vehicle Group are due from municipalities. Financing is provided through sales-type lease contracts with terms which range typically as follows:

       Sign-related leases......................................3-5 years
       Vehicle-related leases...................................2-8 years

     At the inception of the lease, the company records the product sales price and related costs and expenses of the sale. Financing revenues are included in income over the life of the lease. The amounts recorded as lease financing receivables represent amounts equivalent to normal selling prices less subsequent customer payments.

     Lease  financing  and  other   receivables  will  become  due  as  follows:
$46,654,000 in 1996,  $28,167,000 in 1997,  $22,996,000 in 1998,  $17,339,000 in
1999, $11,133,000 in 2000 and $22,370,000  thereafter.  At December 31, 1995 and
1994, unearned finance revenue on these leases aggregated $27,378,000 and $21,347,000, respectively.

NOTE E--DEBT

     Short-term borrowings at December 31 consisted of the following:

                                                                 1995            1994
                                                             ------------    ------------
        Commercial paper..................................   $ 26,779,000
        Notes payable.....................................    157,040,000    $134,289,000
        Current maturities of long-term debt..............      2,631,000       1,185,000
                                                             ------------    ------------
        Total short-term borrowings.......................   $186,450,000    $135,474,000
                                                             ============    ============

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

     Long-term borrowings at December 31 consisted of the following:

                                                                         1995           1994
                                                                      -----------    -----------
4.25% unsecured note payable in quarterly installments ending in
  2001.............................................................   $ 6,871,000
7.59% unsecured note payable in 2001 ($4,000,000) and 2002
  ($8,000,000).....................................................    12,000,000    $12,000,000
7.99% unsecured note payable in 2004...............................    15,000,000     15,000,000
6.58% unsecured discounted notes payable in annual installments of
  $1,000,000 ending in 2001........................................     5,094,000      5,769,000
Other..............................................................     3,368,000      3,294,000
                                                                      -----------    -----------
                                                                       42,333,000     36,063,000
Less current maturities............................................     2,631,000      1,185,000
                                                                      -----------    -----------
Total long-term borrowings.........................................   $39,702,000    $34,878,000
                                                                      ===========    ===========

     Aggregate maturities of long-term debt amount to approximately $2,631,000 in 1996, $5,033,000 in 1997, $2,122,000 in 1998, $1,898,000 in 1999 and
$1,848,000 in 2000. The company believes that the fair values of borrowings are not substantially different from recorded amounts.

     The 7.59% and 7.99% notes contain various restrictions relating to maintenance of minimum working capital, payments of cash dividends, purchases of the company's stock, and principal and interest of any subordinated debt. All of the company's retained earnings at December 31, 1995 were free of any restrictions.

     The company paid interest of $13,411,000 in 1995, $6,943,000 in 1994 and $5,437,000 in 1993. Weighted average interest rates on short-term borrowings were 5.6% and 5.8% at December 31, 1995 and 1994, respectively. See Note H regarding the company's utilization of derivative financial instruments relating to outstanding debt.

     At December 31, 1995, the company had unused credit lines of $100,000,000, which expire on June 20, 1998. Commitment fees, paid in lieu of compensating balances, were insignificant.

NOTE F--INCOME TAXES

     The provisions for income taxes consisted of the following:

                                                      1995           1994           1993
                                                   -----------    -----------    -----------
        CURRENT:
          Federal and foreign...................   $20,922,000    $17,775,000    $17,200,000
          State and local.......................     2,293,000      2,092,000      1,946,000
                                                   -----------    -----------    -----------
                                                    23,215,000     19,867,000     19,146,000
        DEFERRED (CREDIT):
          Federal and foreign...................     2,201,000      3,333,000       (226,000)
          State and local.......................       253,000        211,000       (124,000)
                                                   -----------    -----------    -----------
                                                     2,454,000      3,544,000       (350,000)
          Enacted rate change effect on deferred
             liabilities........................                                     220,000
                                                   -----------    -----------    -----------
        Total income taxes......................   $25,669,000    $23,411,000    $19,016,000
                                                   ===========    ===========    ===========

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

     Differences between the statutory federal income tax rate and the effective income tax rate are summarized below:

                                                                       1995    1994    1993
                                                                       ----    ----    ----
        Statutory federal income tax rate...........................   35.0%   35.0%   35.0%
        State income taxes, net of federal tax benefit..............    2.1     2.1     2.0
        Tax-exempt interest.........................................   (2.8)   (2.6)   (3.0)
        Enacted rate change effect on deferred liabilities..........                     .4
        Other, net..................................................   (1.1)   (1.1)   (2.1)
                                                                       ----    ----    ----
        Effective income tax rate...................................   33.2%   33.4%   32.3%
                                                                       ====    ====    ====

     The company had net current deferred income tax benefits of $2,956,000 and $1,362,000 recorded in the balance sheet at December 31, 1995 and 1994, respectively. The company paid income taxes of $24,940,000 in 1995, $17,735,000 in 1994 and $16,938,000 in 1993.

     Deferred tax liabilities (assets) comprised the following at December 31, 1995: Depreciation and amortization--$17,065,000; revenue recognized on lease financing receivables and custom manufacturing contracts--$5,768,000; accrued expenses deductible in future periods--$(8,844,000); and other $881,000. Deferred tax liabilities (assets) comprised the following at December 31, 1994:
Depreciation and amortization--$14,296,000; revenue recognized on lease financing receivables and custom manufacturing contracts--$8,143,000; accrued expenses deductible in future periods--$(9,283,000); and other $(740,000).

NOTE G -- POSTRETIREMENT BENEFITS

     The company and its subsidiaries sponsor a number of defined benefit retirement plans covering certain of its salaried employees and hourly employees not covered by plans under collective bargaining agreements. Benefits under these plans are primarily based on final average compensation as defined within the provisions of the individual plans. The company's policy is to contribute amounts sufficient to meet the minimum funding requirements of applicable laws and regulations. Plan assets consist principally of a broadly diversified portfolio of equity securities, corporate and U.S. Government obligations and guaranteed-return insurance contracts. The company also participates in several multiemployer retirement plans which provide benefits to employees under certain collective bargaining agreements.

     Pension expense is summarized as follows:

                                                            1995           1994           1993
                                                         -----------    -----------    -----------
Company-sponsored plans
  Service cost........................................   $ 1,452,000    $ 1,687,000    $ 1,511,000
  Interest cost.......................................     2,864,000      2,437,000      2,290,000
  Return on plan assets...............................    (9,054,000)       581,000     (6,428,000)
  Other amortization and deferral.....................     3,664,000     (5,521,000)     1,943,000
                                                         -----------    -----------    -----------
                                                          (1,074,000)      (816,000)      (684,000)
Multiemployer plans...................................       465,000        337,000        561,000
                                                         -----------    -----------    -----------
Total pension expense (credit)........................   $  (609,000)   $  (479,000)   $  (123,000)
                                                         ===========    ===========    ===========

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

     The following summarizes the funded status of the company-sponsored plans at December 31, 1995 and 1994 and the major assumptions used to determine these amounts.

                                                                             PLANS IN WHICH
                                                                       --------------------------
                                                                       PLAN ASSETS    ABO EXCEEDS
                                                                       EXCEED ABO     PLAN ASSETS
                                                                       -----------    -----------
                                                                                  1995
                                                                       --------------------------
Actuarial present value of:
  Vested benefit obligation.........................................   $27,427,000    $5,214,000
  Nonvested benefits................................................     1,565,000       120,000
                                                                       -----------    ----------
Accumulated benefit obligation (ABO)................................   $28,992,000    $5,334,000
                                                                       ===========    ==========
Actuarial present value of projected benefit obligation.............   $38,803,000    $5,334,000
Plan assets at market value.........................................    46,010,000     4,733,000
                                                                       -----------    ----------
Plan assets in excess of (less than) projected benefit obligation...     7,207,000      (601,000)
Unrecognized net obligation at January 1, 1995......................    (2,618,000)      379,000
Unrecognized net experience (gain) loss.............................    (3,363,000)      387,000
                                                                       -----------    ----------
Net pension asset...................................................   $ 1,226,000    $  165,000
                                                                       ===========    ==========

                                                                         1994
                                                                      -----------
Actuarial present value of:
  Vested benefit obligation........................................   $21,904,000
  Nonvested benefits...............................................     1,746,000
                                                                      -----------
Accumulated benefit obligation.....................................   $23,650,000
                                                                      ===========
Actuarial present value of projected benefit obligation............   $31,072,000
Plan assets at market value........................................    43,318,000
                                                                      -----------
Plan assets in excess of projected benefit obligation..............    12,246,000
Unrecognized net obligation at January 1, 1994.....................    (2,270,000)
Unrecognized net experience (gain).................................    (9,660,000)
                                                                      -----------
Net pension asset..................................................   $   316,000
                                                                      ===========

     The following significant assumptions were used in determining pension costs for the years ended December 31, 1995, 1994 and 1993:

                                                                       1995    1994    1993
                                                                       ----    ----    ----
        Discount rate...............................................   8.9%    7.6%    8.5%
        Rate of increase in compensation levels.....................     5%      4%      5%
        Expected long-term rate of return on plan assets............    11%     11%     11%

     The weighted average discount rates used in determining the actuarial present value of all pension obligations at December 31, 1995 and 1994 were 7.2% and 8.9%, respectively.

     The company also sponsors a number of defined contribution pension plans covering a majority of its employees. Participation in the plans is at each employee's election. Company contributions to these plans are based on a percentage of employee contributions. The cost of these plans, including acquisitions made during the three-year period ended December 31, 1995, was $2,975,000 in 1995, $2,900,000 in 1994 and $2,160,000 in 1993.

     The company also provides certain medical, dental and life benefits to certain eligible retired employees. These benefits are funded when the claims are incurred. Participants generally become eligible for these

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES benefits at age 60 after completing at least fifteen years of service. The plan provides for the payment of specified percentages of medical and dental expenses reduced by any deductible and payments made by other primary group coverage and government programs. The corporation will continue to reduce the percentage of the cost of benefits that it will pay since the company's future costs are limited to 150% of the 1992 cost. Accumulated postretirement benefit liabilities of $2,461,000 and $2,341,000 at December 31, 1995 and 1994, respectively, were fully accrued. The net periodic postretirement benefit costs have not been significant during the three-year period ended December 31, 1995.

NOTE H--DERIVATIVE FINANCIAL INSTRUMENTS

     The company enters into agreements (derivative financial instruments) to manage the risks associated with certain aspects of its business. The company does not actively trade such instruments nor enter into such agreements for speculative purposes. The company principally utilizes two types of derivative financial instruments: 1) interest rate swaps to manage its interest rate risk, and 2) foreign currency forward exchange contracts to manage risks associated with sales and purchase commitments denominated in foreign currencies.

     At December 31, 1995, the company had two agreements with financial institutions to swap interest rates. One agreement, the purpose of which is to convert variable rate short-term debt to a fixed rate, is based on a notional amount of $125 million and expires in 1997. The company pays a fixed rate of interest of 5.47% and receives the three-month London Interbank Offered Rate (LIBOR). The other agreement is based on a notional amount of $10 million and also expires in 1997. The agreement provides that the company will receive a fixed rate of interest at 5.08% and will pay interest at the six-month LIBOR with a maximum floating rate of 7.50% for the last twelve months of the agreement. At December 31, 1994, the company had similar swap agreements on notional amounts totalling $15 million. The differential between the amount received and the amount paid is accrued as interest rates change and recognized as an adjustment to interest expense; the related amount payable to or receivable from the counterparties is included in accrued liabilities or other assets. The estimated cost to terminate these agreements was $237,000 and $500,000 at December 31, 1995 and 1994, respectively.

     At December 31, 1995, the company had foreign currency forward exchange contracts designated and effective as hedges which become due in various amounts and at various dates through 1997 totalling $17,800,000. At December 31, 1994 such contracts totalled $3,000,000. All such contracts at December 31, 1995 and 1994 were for the purpose of hedging purchase or sales commitments. Unrealized gains and losses on the forward exchange contracts are deferred and will be recognized in income in the same period as the hedged transaction. The differences between the contract values and the fair values were insignificant at December 31, 1995 and 1994.

NOTE I--STOCK OPTIONS AND AWARDS

     The company's stock benefit plan, approved by the company's shareholders, authorizes the grant of up to 2,737,500 (as adjusted for subsequent stock splits and dividends) benefit shares or units to key employees and directors until May 1998. This excludes shares which were issued under predecessor plans. Benefit shares or units include stock options, both incentive and non-incentive, stock awards and other stock units.

     Stock options are primarily granted at the fair market value of the shares on the date of grant and become exercisable one year after grant at a rate of one-half annually and are exercisable in full on the second anniversary date. All options and rights must be exercised within ten years from date of grant. At the company's discretion, vested stock option holders are permitted to elect an alternative settlement method in lieu of purchasing common stock at the option price. The alternative settlement method permits the employee to receive, without payment to the company, cash, shares of common stock or a combination thereof equal to the excess of market value of common stock over the option purchase price.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

     The company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under APB 25, no compensation expense is recognized when the exercise price of the stock options equals the market price of the underlying stock on the date of grant.

     Changes in outstanding shares under option during 1995 were as follows:

                                                                 OPTION         OPTION
                                                                 SHARES       PRICE RANGE
                                                                ---------    -------------
        Outstanding at December 31, 1994.....................   1,815,132    $ 3.21-$20.63
        Granted..............................................      41,363    $20.13-$24.38
        Canceled or expired..................................      (8,802)   $11.17-$20.63
        Exercised............................................     (55,666)   $ 3.21-$20.38
                                                                ---------    -------------
        Outstanding at December 31, 1995.....................   1,792,027    $ 3.33-$24.38
                                                                =========    =============
        Exercisable at December 31, 1995.....................   1,615,212    $ 3.33-$20.63
                                                                =========    =============

     Stock award shares are granted to employees at no cost. Awards primarily vest at the rate of 25% annually commencing one year from the date of award, provided the recipient is still employed by the company on the vesting date. The cost of stock awards, based on the fair market value at the date of grant, is being charged to expense over the four-year vesting period.

     Available for future grant were 383,389 and 425,950 benefit shares or units at December 31, 1995 and 1994, respectively.

NOTE J--SHAREHOLDERS' EQUITY

     The company has 90,000,000 authorized shares of common stock, $1 par value and 800,000 authorized and unissued shares of preference stock, $1 par value.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

     The changes in shareholders' equity for each of the three years in the period ended December 31, 1995 were as follows:

                                                                                                               FOREIGN
                                      COMMON       CAPITAL IN                                   DEFERRED      CURRENCY
                                       STOCK       EXCESS OF       RETAINED       TREASURY        STOCK      TRANSLATION
                                     PAR VALUE     PAR VALUE       EARNINGS        STOCK         AWARDS      ADJUSTMENT
                                    -----------   ------------   ------------   ------------   -----------   -----------
Balance at December 31, 1992--
  34,478,000 shares issued........  $34,478,000   $ 71,422,000   $ 82,160,000   $ (5,227,000)  $(1,941,000)  $(1,912,000)
Net income........................                                 39,780,000
Cash dividends declared...........                                (16,469,000)
Exercise of stock options:
  Cash proceeds...................       86,000        438,000
  Exchange of shares..............      155,000        938,000                    (1,093,000)
Stock awards granted..............       30,000        659,000                                    (689,000)
Stock awards canceled.............       (2,000)       (57,000)                                     59,000
Tax benefits related to stock
  compensation plans..............                   1,562,000
Retirement of treasury stock......      (81,000)    (1,929,000)                    2,010,000
Purchases of 99,000 shares of
  treasury stock..................                                                (2,689,000)
4-for-3 stock split, 11,072,000
  shares issued...................   11,072,000    (18,988,000)                    7,916,000
Amortization of deferred stock
  awards..........................                                                                 856,000
Foreign currency translation
  adjustment......................                                                                            (2,419,000)
Other.............................                                                  (917,000)
                                    -----------   ------------   ------------   ------------   -----------   -----------
Balance at December 31, 1993--
  45,738,000 shares issued........   45,738,000     54,045,000    105,471,000        --         (1,715,000)   (4,331,000)
Net income........................                                 46,770,000
Cash dividends declared...........                                (19,103,000)
Exercise of stock options:
  Cash proceeds...................       67,000        393,000
  Exchange of shares..............        6,000         21,000                       (27,000)
Stock awards granted..............       43,000        770,000                                    (813,000)
Stock awards canceled.............       (4,000)       (59,000)                                     63,000
Tax benefits related to stock
  compensation plans..............                     206,000
Retirement of treasury stock......      (12,000)      (213,000)                      225,000
Purchases of 466,000 shares of
  treasury stock..................                                                (9,339,000)
Shares purchased subsequent to
  December 31, 1993 used to effect
  4-for-3 stock split.............      (71,000)    (1,387,000)                    1,458,000
Amortization of deferred stock
  awards..........................                                                                 777,000
Foreign currency translation
  adjustment......................                                                                             1,552,000
Other.............................                     (20,000)                     (197,000)
                                    -----------   ------------   ------------   ------------   -----------   -----------
Balance at December 31, 1994--
  45,767,000 shares issued........   45,767,000     53,756,000    133,138,000     (7,880,000)   (1,688,000)   (2,779,000)
Net income........................                                 51,610,000
Cash dividends declared...........                                (22,653,000)
Exercise of stock options:
  Cash proceeds...................       42,000        312,000
  Exchange of shares..............       14,000         38,000                       (52,000)
Stock awards granted..............       10,000        192,000                                    (202,000)
Tax benefits related to stock
  compensation plans..............                     247,000
Retirement of treasury stock......      (19,000)      (437,000)                      456,000
Purchases of 147,000 shares of
  treasury stock..................                                                (3,068,000)
Amortization of deferred stock
  awards..........................                                                                 844,000
Foreign currency translation
  adjustment......................                                                                               464,000
Other.............................       18,000        356,000                      (405,000)
                                    -----------   ------------   ------------   ------------   -----------   -----------
Balance at December 31, 1995--
  45,832,000 shares issued........  $45,832,000   $ 54,464,000   $162,095,000   $(10,949,000)  $(1,046,000)  $(2,315,000)
                                    ===========   ============   ============   ============   ===========   ===========

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

     In June 1988, the company declared a dividend distribution of one preferred share purchase right on each share of common stock outstanding on and after July 5, 1988. The rights are not exercisable until the rights distribution date, defined as the earlier of: 1) the tenth day following a public announcement that a person or group of affiliated or associated persons acquired or obtained the right to acquire beneficial ownership of 20% or more of the outstanding common stock or 2) the tenth day following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 30% or more of such outstanding common shares. Each right, when exercisable, entitles the holder to purchase from the company one one-hundredth of a share of Series A Preferred stock of the company at a price of $90 per one one-hundredth of a preferred share, subject to adjustment. The company is entitled to redeem the rights at $.10 per right, payable in cash or common shares, at any time prior to the expiration of twenty days following the public announcement that a 20% position has been acquired. In the event that the company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of a right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the right. The rights expire on July 5, 1998 unless earlier redeemed by the company. Until exercised, the holder of a right, as such, will have no rights as a shareholder, including, without limitation, the right to vote or to receive dividends.

NOTE K--ACQUISITIONS

     During the three-year period ended December 31, 1995, the company made the following acquisitions, principally all for cash. In August 1995, the company acquired the net operating assets of Bronto Skylift Oy Ab ("Bronto"), a Finland-based manufacturer of truck-mounted aerial access platforms for the fire and industrial markets. In December 1995, the company acquired the assets of the Target Tech brand of warning lights from Dominion Automotive Industries. Target Tech, located in Kent, Washington, manufactures amber signaling products for construction and access vehicles. In addition to Bronto and Target Tech, the company also made some small Safety Products Group acquisitions during the year. As a result of all the 1995 acquisitions, the company recorded approximately $12.7 million of working capital, $25.5 million of fixed and other assets and $33.3 million of costs in excess of fair values. The assigned values of these acquisitions are based on preliminary estimates. In June 1994, the company acquired the principal operating assets and assumed the principal operating liabilities of Peabody Myers Corporation ("Vactor"). Vactor is an Illinois-based manufacturer of municipal combination catch basin/sewer cleaning vacuum trucks. In May 1994, the company acquired the principal operating assets and assumed the principal operating liabilities of Justrite Manufacturing Company, an Illinois-based manufacturer of safety equipment for the storage, transfer, use and disposal of flammable and hazardous materials. As a result of the 1994 acquisitions, the company recorded approximately $9.9 million of working capital, $10.3 million of fixed and other assets and $49.6 million of costs in excess of fair values. In March 1993, the company acquired the outstanding shares of Guzzler Manufacturing, Inc., an Alabama-based manufacturer of vacuum loader vehicles. As a result of this acquisition, the company recorded approximately $6.0 million of working capital, $6.1 million of fixed and other assets, $.8 million of debt assumed and $12.7 million of costs in excess of fair values.

     All of the acquisitions in the three-year period ended December 31, 1995 have been accounted for as purchases. Accordingly, the results of operations of the acquired companies have been included in the consolidated statements of income from the effective dates of the acquisitions. Assuming the 1995 and 1994 acquisitions occurred on January 1, 1994, the company estimates that consolidated net sales would have been increased 5% and 13% in 1995 and 1994, respectively, while net income would have decreased 5% in 1995 and increased 3% in 1994.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

NOTE L -- LITIGATION SETTLEMENT

     On December 29, 1995, the company settled a lawsuit with Duravision, Inc. and Manufacturers Product Research Group of North America, Inc. for $6.7 million. As a result of the settlement, the company recorded a net after-tax charge to income of $4.2 million, or $0.09 per share. The charge, included in other income and expense, was recorded in the fourth quarter of 1995. The resolution of this case will have no effect on the company's future operating performance as it involved a discontinued product line. The company is actively seeking recoveries from its original trial counsel.

NOTE M--SEGMENT INFORMATION

     The principal activities of the company's primary industry segments are as follows:

     SAFETY PRODUCTS GROUP: The Safety Products Group produces: a variety of visual and audible warning and signal devices; paging, local signaling, and building security, parking and access control systems; and equipment for storage, transfer, use and disposal of flammable and hazardous materials. The group's products are sold primarily to industrial, municipal and government customers.

     SIGN GROUP: The Sign Group manufactures for sale or lease illuminated, non-illuminated and electronic advertising sign displays primarily for commercial and industrial markets. It also enters into contracts to provide maintenance service for the signs it manufactures as well as for signs manufactured by others.

     TOOL GROUP: The Tool Group manufactures a variety of perishable tools which include die components for the metal stamping industry, a large selection of precision metal products for nonstamping needs and a line of precision cutting and deep grooving tools. The group's products are sold predominately to industrial markets.

     VEHICLE GROUP: The Vehicle Group manufactures: chassis; fire trucks including Class A pumpers, mini-pumpers and tankers; airport and other rescue vehicles, aerial access platforms, ambulances and aerial ladder trucks; a variety of self-propelled street cleaning vehicles; vacuum loader vehicles and municipal catch basin/sewer cleaning vacuum trucks. The Vehicle Group sells primarily to municipal customers, volunteer fire departments and government customers.

     Total revenue by business segment reflects sales to unaffiliated customers, as reported in the company's consolidated statements of income. Operating income includes all costs and expenses directly related to the segment involved. In determining operating income, neither corporate nor interest expenses were included. Business segment depreciation expense, identifiable assets and capital expenditures relate to those assets that are utilized by the respective business segment. Corporate assets consist principally of cash and cash equivalents, notes and other receivables and fixed assets.

     Foreign sales, including export and foreign operations, aggregated $188,094,000 in 1995, $129,896,000 in 1994 and $113,210,000 in 1993. Export
sales  aggregated  $85,241,000 in 1995,  $67,341,000 in 1994 and  $59,324,000 in
1993.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

     A summary of the company's operations by geographic area for the three-year period ended December 31, 1995 is as follows:

                                                          1995            1994            1993
                                                      ------------    ------------    ------------
UNITED STATES
  Net sales........................................   $713,274,000    $614,673,000    $511,277,000
  Operating income.................................     92,929,000      76,190,000      62,977,000
  Identifiable assets..............................    515,725,000     463,621,000     353,172,000

ALL FOREIGN (principally Europe, Canada and Japan)
  Net sales........................................   $102,853,000    $ 62,555,000    $ 53,886,000
  Operating income.................................      2,970,000       2,078,000         907,000
  Identifiable assets..............................    104,234,000      57,979,000      52,532,000

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                      --------------------------------------------
                                                          1995            1994            1993
                                                      ------------    ------------    ------------
Net sales
  Safety Products..................................   $160,669,000    $135,424,000    $104,927,000
  Sign.............................................     71,170,000      66,090,000      58,550,000
  Tool.............................................    131,776,000     121,657,000     111,879,000
  Vehicle..........................................    452,512,000     354,057,000     289,807,000
                                                      ------------    ------------    ------------
     Total net sales...............................   $816,127,000    $677,228,000    $565,163,000
                                                      ============    ============    ============
Operating income
  Safety Products..................................   $ 28,931,000    $ 23,313,000    $ 16,159,000
  Sign.............................................      6,131,000       3,988,000       1,169,000
  Tool.............................................     28,454,000      23,475,000      23,273,000
  Vehicle..........................................     39,191,000      33,531,000      30,289,000
  Corporate expense................................     (6,808,000)     (6,039,000)     (7,006,000)
                                                      ------------    ------------    ------------
     Total operating income........................     95,899,000      78,268,000      63,884,000
Interest expense...................................    (13,359,000)     (8,499,000)     (6,136,000)
Other income.......................................     (5,261,000)        412,000       1,048,000
                                                      ------------    ------------    ------------
Income before income taxes.........................   $ 77,279,000    $ 70,181,000    $ 58,796,000
                                                      ============    ============    ============
Depreciation
  Safety Products..................................   $  3,348,000    $  2,693,000    $  1,757,000
  Sign.............................................      1,341,000       1,400,000       1,684,000
  Tool.............................................      2,740,000       2,386,000       2,313,000
  Vehicle..........................................      4,336,000       3,772,000       3,412,000
  Corporate........................................         41,000          51,000          49,000
                                                      ------------    ------------    ------------
     Total depreciation............................   $ 11,806,000    $ 10,302,000    $  9,215,000
                                                      ============    ============    ============

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                      --------------------------------------------
                                                          1995            1994            1993
                                                      ------------    ------------    ------------
Identifiable assets
  Manufacturing activities
     Safety Products...............................   $124,765,000    $ 98,438,000    $ 51,092,000
     Sign..........................................     22,303,000      26,771,000      24,480,000
     Tool..........................................     71,312,000      66,729,000      62,035,000
     Vehicle.......................................    244,581,000     192,436,000     142,158,000
     Corporate.....................................      9,463,000      10,038,000      15,359,000
                                                      ------------    ------------    ------------
       Total manufacturing activities..............    472,424,000     394,412,000     295,124,000
                                                      ------------    ------------    ------------
  Financial services activities
     Sign..........................................     18,715,000      13,836,000      17,282,000
     Vehicle.......................................    128,820,000     113,352,000      93,298,000
                                                      ------------    ------------    ------------
       Total financial services activities.........    147,535,000     127,188,000     110,580,000
                                                      ------------    ------------    ------------
     Total identifiable assets.....................   $619,959,000    $521,600,000    $405,704,000
                                                      ============    ============    ============
Capital expenditures
  Safety Products..................................   $  3,173,000    $  2,409,000    $  2,675,000
  Sign.............................................      1,454,000       1,218,000         988,000
  Tool.............................................      7,104,000       4,200,000       2,614,000
  Vehicle..........................................      3,958,000       3,245,000       3,848,000
  Corporate........................................         12,000          36,000          14,000
                                                      ------------    ------------    ------------
     Total capital expenditures....................   $ 15,701,000    $ 11,108,000    $ 10,139,000
                                                      ============    ============    ============

NOTE N -- SELECTED QUARTERLY DATA (UNAUDITED)

                                                           FOR THE THREE MONTHS ENDED
                           -------------------------------------------------------------------------------------------
                                              1995                                            1994
                           -------------------------------------------     -------------------------------------------
                            MARCH       JUNE     SEPTEMBER    DECEMBER      MARCH       JUNE     SEPTEMBER    DECEMBER
                              31         30         30           31           31         30         30           31
                           --------   --------   ---------    --------     --------   --------   ---------    --------
                                               (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
Net sales................  $187,132   $199,355   $ 207,880    $221,760     $138,106   $164,001   $ 181,283    $193,838
Gross margin.............    56,863     61,297      62,813      67,382       42,891     51,751      55,415      59,677
Net income...............    10,793     14,479      14,629      11,709(a)     8,156     12,396      12,436      13,782
Per share data:
  Net income.............       .24        .32         .32         .26(a)       .18        .27         .27         .30
  Dividends paid.........       .13        .13         .13         .13          .11        .11         .11         .11
  Market price range
    High.................    21 7/8         23      24 1/8      25 7/8       21 3/8     20 3/8      20 5/8          21
    Low..................    19 5/8     20 3/8      21 1/8      21 3/8       19 1/4     16 7/8          17      17 3/4

---------------
(a) Includes after-tax charge for litigation settlement of $4.2 million or $.09 per share (see Note L).

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of Federal Signal Corporation

     We have audited the  accompanying  consolidated  balance  sheets of Federal
Signal Corporation and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federal Signal Corporation and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

Chicago, Illinois
January 23, 1996

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

                                FINANCIAL REVIEW

CONSOLIDATED RESULTS OF OPERATIONS

     Federal Signal Corporation again achieved record levels of net sales, net income and earnings per share in 1995 despite a nonrecurring charge to earnings of $4.2 million ($.09 per share) recorded in the fourth quarter relating to a litigation settlement. Net sales increased to $816.1 million, 21% higher than 1994's $677.2 million. Operating income increased 23% from $78.3 million in 1994 to $95.9 million in 1995. Net income, which was adversely affected by the nonrecurring charge, increased 10% to $51.6 million in 1995 from $46.8 million in 1994. These increases follow 1994's increases of 20% in sales and 18% in net income. Net income per share for 1995 increased 11% to $1.13 per share compared to $1.02 in 1994 and $.86 per share in 1993.

     The 1995 sales increase of 21% resulted from volume increases of 20% (including 4% resulting from the acquisition of Bronto in August) and price increases of 1%. Domestic sales increased 15% in 1995 while foreign sales increased 45%. Excluding Bronto, foreign sales increased 22%. Foreign sales accounted for 23% of the company's total sales in 1995 compared to 19% of total sales in 1994.

     The 1995 sales increases follow a 20% increase in sales in 1994. The increase in sales in 1994 resulted from volume increases of 19% (including 8% from the acquisitions of Justrite Manufacturing in May and Vactor Manufacturing in June 1994) and price increases of 1%. Excluding the sales of Justrite and Vactor in 1994, domestic sales were 12% above 1993 while foreign sales increased 8%.

     Operating margins have increased from 10.8% in 1991 to 11.8% in 1995, despite generally declining gross profit margins as the following table shows:

                                                     1995      1994      1993      1992      1991
                                                     -----     -----     -----     -----     -----
                                                                  (PERCENT OF SALES)
Net sales.........................................   100.0%    100.0%    100.0%    100.0%    100.0%
Cost of sales.....................................    69.6      69.0      67.8      68.2      67.9
                                                     -----     -----     -----     -----     -----
Gross profit margin...............................    30.4      31.0      32.2      31.8      32.1
Selling, general and administrative expenses......    18.6      19.4      20.9      21.2      21.3
                                                     -----     -----     -----     -----     -----
Operating margin..................................    11.8%     11.6%     11.3%     10.6%     10.8%
                                                     =====     =====     =====     =====     =====

     Gross profit margins have generally declined principally due to sales of the Vehicle Group increasing faster than sales of the other groups. The Vehicle Group normally experiences higher cost of sales percentages but lower operating expense percentages than the other groups. This trend temporarily reversed in 1993 due to improving gross margins of three of the company's four groups, most notably Safety Products and Sign. Due to the reorganization costs incurred in 1992 for newly acquired businesses and certain costs incurred at Ravo for development and other operational changes, the percentage of selling, general and administrative expenses did not decline in 1992 as rapidly as normally would be expected. In 1993 through 1995, however, reductions in the percentage of selling, general and administrative costs did occur. These reductions are a result of: 1) higher sales with fixed costs being spread over those higher sales, 2) the increasing percentage of Vehicle Group sales to total sales, and
3) operational improvements made, particularly in the Sign Group. All of the company's groups continue to work toward reducing their costs.

     Because of the varied nature of its operations, the company recognizes that changes in operating income as a percentage of net sales on a consolidated basis may sometimes distort its real operating performance. In order to monitor the operating performance of its operations, the company utilizes various methods, one of which is return on net assets. Return on net assets is defined as operating income divided by the identifiable net assets (total assets of a business unit less its accounts payable and accrued liabilities).

     The company acquires businesses which meet the company's growth and other strategic objectives. In large part as a result of intangible assets arising from acquisitions, it is anticipated that businesses acquired will not generate the same levels of returns as the company's other businesses for some time following their

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
respective acquisition. However, the company's strategies include making constant improvements in all of its businesses. The company has improved its return on net assets of its existing businesses over the years by increasing operating margins and net asset turnover. In 1995, the company's manufacturing operations again achieved a strong return on net assets. The 28% achieved in 1995 compares favorably to the 29% achieved by its manufacturing operations in 1994 when considering that the reduction occurred due to the impact of recent acquisitions. Excluding recent acquisitions, the company's return increased by 1% in 1995 over 1994.

     Interest expense increased $4.9 million in 1995 following an increase of $2.4 million in 1994. The increase in 1995 was the result of substantially increased borrowings caused largely by three factors: 1) approximately $31 million incurred due to acquisitions of companies for cash during the first nine months of 1995, 2) a $20.3 million increase in financial services assets which occurred during the year, and 3) additional repurchases of the company's common stock. In addition, weighted average interest rates on short-term borrowings experienced in 1995 were 6.0% compared to 4.5% in 1994. Interest expense increased $2.4 million in 1994 principally due to higher interest rates, increased borrowings required to fund the purchases of Justrite Manufacturing and Vactor Manufacturing and increases in financial services assets in 1994.

     The company's effective tax rate of 33.2% in 1995 decreased from the 1994 rate of 33.4% and increased from the 1993 of 32.3%. The decrease in 1995 results from tax-exempt interest income becoming a higher percentage of the company's total income. The increase in 1994 was largely due to: 1) the fact that the 1993 rate included the impact of favorable tax return audit results, and 2) tax-exempt interest income was a lower percentage of the company's total income.

     At the end of 1995, the company changed its assumptions for discount rates used in determining the actuarial present values of accumulated and projected benefit obligations for its postretirement plans from 8.9% to 7.2%. This decrease resulted from the lower interest rate environment being experienced at the end of 1995. The company also reduced its projected rate of increase in compensation and increased its projected rate of return on plan assets each by 1% to be more in line with its long-term expectations. The company expects that the changes in assumptions will not have a significant impact on 1996 results of operations.

     Certain of the company's businesses are susceptible to the influences of seasonal buying or delivery patterns. The company's businesses which tend to have lower sales in the first calendar quarter compared to other quarters as a result of these influences are signage, street sweeping, outdoor warning, other municipal emergency signal products, parking systems and aerial access platform manufacturing operations.

GROUP OPERATIONS

     Domestic markets were generally stronger in 1995 for all four of the company's groups. As mentioned previously, foreign sales increased 22% (excluding acquisitions) in 1995. The Safety Products and Vehicle groups achieved much higher foreign sales in 1995. For the third year in a row, all four groups achieved increases in both sales and earnings.

  Safety Products

     Safety Products Group sales increased 19% in 1995 resulting from increased sales at Signal Products and VAMA and the full-year impact of Justrite (acquired in May 1994). Domestic sales were up 18% while foreign sales increased 19%. Earnings increased 24% in 1995. For the ninth consecutive year, the Safety Products Group's operating margin increased. Cost reductions, the impact of recent new product sales, and increased penetration of foreign markets contributed to the group's improved results. The group's return on net manufacturing assets was 32% in 1995 compared to 33% in 1994. As noted earlier, the company's strategy includes the acquisition of companies which may not initially produce returns at levels of its existing businesses. Excluding the dilutive impact of Justrite which was acquired in mid-1994, the group's return on net manufacturing assets increased from 44% in 1994 to 45% in 1995.

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES

  Sign

     The Sign Group achieved a sales increase of 8% with operating profits increasing 54% from $4.0 million in 1994 to $6.1 million in 1995. The group made substantial internal improvements in 1995 and improved its profitability significantly over that of recent years. The group's operating margin improved in 1995 for the fourth year in a row. The increase in profitability resulted not only from the higher sales level achieved but also from productivity gains brought about by improved plant operations and business processes. As a result of these improvements, the group's return on net manufacturing assets increased from 17% in 1994 to 26% in 1995.

  Tool

     In 1995, the Tool Group achieved an 8% increase in sales and a 21% increase in income. Domestic sales increased 6% in 1995 while foreign sales increased 18%. The group's results in 1994 were adversely affected by the impacts of nonrecurring charges associated with the move of certain die components operations and the revaluation of certain carbide inventories. The group's die components and precision parts business and cutting tool business both improved strongly in 1995. Favorable growth in domestic markets, improved efficiencies and plant utilization and strong foreign sales all contributed to the group's results. As a result, the group's return on net manufacturing assets improved from 43% in 1994 to 49% in 1995.

  Vehicle

     Earnings for the Vehicle Group increased 17% in 1995 on a sales increase of 28%. Excluding the effects of Bronto which was acquired in August 1995, sales would have increased approximately 20% while earnings would have increased about 14%. Domestic sales increased 18% in 1995 and foreign sales increased 62% (26% excluding Bronto). All of the group's businesses achieved strong foreign sales gains in 1995. The group's return on net manufacturing assets declined from 22% in 1994 to 18% in 1995. The principal cause of the decline was the effect of the acquisition of Bronto in mid-1995 and the full year effect of Vactor in 1995 which was purchased in mid-1994. Excluding the impacts of these businesses, the return on net manufacturing assets remained about even in 1995 compared to 1994.

FINANCIAL SERVICES ACTIVITIES

     The company maintains a large investment ($147.5 million at December 31, 1995) in lease financing and other receivables which are generated principally by its vehicle operations with the balance generated by its sign operations. These assets continued to be conservatively leveraged in accordance with the company's stated financial objectives for these assets for the five-year period ending December 31, 1995 (see further discussion in Financial Position and Cash
Flow).

     Financial services assets have repayment terms generally ranging from two to eight years. The increases in these assets resulted from increasing sales of the Vehicle Group as well as continuing greater acceptance by customers of the benefits of using the company as their source of financing vehicle purchases.

FINANCIAL POSITION AND CASH FLOW

     The company emphasizes generating strong cash flows from operations. During 1995, cash flow from operations increased to a level of $62.9 million compared to $53.8 million in 1994 and $48.8 million in 1993. The increase in cash flow from operations during this period is largely attributable to increases in sales as well as the improvement in the company's operating margin. As expected, the company's operating working capital (accounts receivable, inventory and accounts payable) as a percent of sales did not change significantly during the three-year period ending 1995. Nevertheless, the company expects further improvement in its operating

                  FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES cash flow as it continues to focus aggressively on its efficiencies and costs as well as its working capital management.

     During the 1991-1995 period, the company has utilized its strong cash flows from operations to: 1) fund in whole or in part strategic acquisitions of companies operating in markets related to those already served by the company;
2) purchase increasing amounts of equipment principally to provide for further cost reductions and increased productive capacity for the future as well as tooling for new products; 3) increase its investment in financial services activities; 4) pay increasing amounts in cash dividends to shareholders; and 5) repurchase a small percentage of its outstanding common stock each year.

     Cash flows for the five-year period ending December 31, 1995 are summarized as follows:

                                                  1995      1994      1993      1992      1991
                                                 ------    ------    ------    ------    ------
                                                                 (IN MILLIONS)
        Cash provided by (used for):
          Operating activities................   $ 62.9    $ 53.8    $ 48.8    $ 40.2    $ 43.9
          Investing activities................    (88.1)    (96.9)    (38.1)    (26.9)    (47.8)
          Financing activities................     29.9      45.1     (10.3)    (11.2)      2.5

     In order to show the distinct characteristics of the company's investment in its manufacturing activities and its investment in its financial services activities, the company has presented separately these investments and their related liabilities. Each of these two types of activities are supported by different percentages of debt and equity.

     One of the company's financial objectives is to maintain a strong financial position. The company defines its goal as normally having a debt to capitalization ratio of 30% or less for its manufacturing operations. At December 31, 1995 and 1994, the company's debt to capitalization ratios of its manufacturing operations were 29% and 22%, respectively. The increase in this ratio occurred largely due to the 1995 acquisitions of Bronto and Target Tech for cash. The company also believes that its financial assets, due to their overall quality, are capable of sustaining a leverage ratio of 87%. At December 31, 1995 and 1994, the company's debt to capitalization ratios for its financial services activities were 87%. The company intends to maintain this leverage for its financial activities in the future and at the same time fulfill its financial objective with respect to its manufacturing debt to capitalization ratio. These intentions are consistent with its investment grade credit rating obtained in connection with its commercial paper program.

     As indicated earlier, substantial effort is focused on improving the utilization of the company's working capital. The company's current ratio for its manufacturing operations was 1.3 at December 31, 1995 and 1.4 at December 31, 1994. These ratios are slightly lower than those in prior years as a result of reduced working capital needs for receivables and inventories and improved management of cash disbursements as well as increased short-term debt. The company anticipates that its financial resources and major sources of liquidity, including cash flow from operations, will continue to be adequate to meet its operating and capital needs in addition to its financial commitments.

PROXY                 FEDERAL SIGNAL CORPORATION                    PROXY
            1415 W. 22ND STREET, OAK BROOK, ILLINOIS 60521

      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 17, 1996
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Joseph J. Ross and Kim A. Wehrenberg, or either of them, with full power of substitution, are hereby authorized to vote the shares of Common Stock of Federal Signal Corporation which the undersigned is entitled to vote at the 1996 Annual Meeting of Stockholders to be held at the Chicago Marriott Hotel -- Oak Brook, 1401 West 22nd Street on Wednesday, April 17, 1996 at 11:00 a.m., and at all adjournments thereof as indicated on this card for the proposal described in the Notice and Proxy Statement for such meeting and in their discretion on other matters which come before the meeting.

UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

                                           / / Check here for address change
                                               New Address: _________________

                                               ------------------------------

                                               ------------------------------

(Continued and TO BE SIGNED on the reverse side.)

                 FEDERAL SIGNAL CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.   / /


THIS PROXY WILL BE VOTED IN ACCORDANCE
WITH SPECIFICATIONS MADE. IF NO CHOICES
ARE INDICATED, THIS PROXY WILL BE VOTED
FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.


1. ELECTION OF DIRECTORS       FOR   WITHHOLD   FOR ALL (Except Nominee(s) written below)
  Nominees: James A.
   Lovell Jr. and              / /     / /       / /    _____________________________
   J. Patrick Lannan, Jr.

2. Approving the Stock         FOR   AGAINST    ABSTAIN
   Benefit Plan.               / /     / /        / /

                                    PLEASE VOTE, SIGN, DATE AND RETURN THIS
                                    PROXY CARD PROMPTLY USING THE ENCLOSED
                                    ENVELOPE.

                                    Date: ___________________________, 1996

                                    Signature(s) __________________________

                                    ---------------------------------------
                                    Please sign exactly as name appears  hereon.
                                    Joint   owners   should  each  sign.   Where
                                    applicable,  indicate  official  position or
                                    representative capacity.